LEVEL CREEK PARTNERS, L.P.
                   AMENDED AND RESTATED AGREEMENT
                      OF LIMITED PARTNERSHIP



As of May 6, 1998

TABLE OF CONTENTS

Page

ARTICLE I - CONTINUATION OF PARTNERSHIP		3

1.01.  Continuation		3
1.02.  Name		3
1.03.  Principal Executive Offices; Agent for Service of
Process		3
1.04.  Term		3
1.05.  Recording		3

ARTICLE II - DEFINED TERMS		3

ARTICLE III - PURPOSE AND BUSINESS OF THE PARTNERSHIP		20

3.01.  Purpose of the Partnership		20
3.02.  Authority of the Partnership		20

ARTICLE IV - REPRESENTATIONS, WARRANTIES AND COVENANTS;
                           DUTIES AND OBLIGATIONS		22

4.01.  Representations, Warranties and Covenants Relating to
the Apartment
          Complex and the Partnership		22
4.02.  Duties and Obligations Relating to the Apartment
 Complex and the Partnership	26

ARTICLE V - PARTNERS, PARTNERSHIP INTERESTS AND OBLIGATIONS
                       OF THE PARTNERSHIP		29

5.01.  Partners, Capital Contributions and Partnership
Interests		29
5.02.  Return of Capital Contribution		33
5.03.  Withholding of Capital Contribution Upon Default
	34
5.04.  Legal Opinions		34
5.05.  Repurchase Obligation		34

ARTICLE VI - CHANGES IN PARTNERS		35

6.01.  Withdrawal of a General Partner		35
6.02.  Admission of a Successor or Additional General
Partner		36
6.03.  Effect of Bankruptcy, Death, Withdrawal, Dissolution or
Incompetence
         of a General Partner		37

ARTICLE VII - ASSIGNMENT TO THE PARTNERSHIP		38

7.01.  Assignment of Contracts, etc.		38

ARTICLE VIII - RIGHTS, OBLIGATIONS AND POWERS OF THE GENERAL
                           PARTNERS		39

8.01.   Management of the Partnership		39
8.02.   Limitations Upon the Authority of the General
 Partners		41
8.03.   Management Purposes		42
8.04.   Delegation of Authority		42
8.05.   General Partners or Affiliates Dealing with
Partnership		42
8.06.   Other Activities		43
8.07.   Liability for Acts and Omissions		43
8.08.   Partnership Status		44
8.09.   Construction of the Apartment Complex, Construction
Cost Overruns,
           Operating Deficits		44
8.10.   Development Fee		47
8.11.   Partnership Incentive Management Fee		48
8.11.1  Asset Management Fee		49
8.12.   Withholding of Fee Payments		49
8.13.   Removal of a General Partner		50
8.14.   Selection of Management Agent		52
8.16.   Replacement of the Management Agent		53
8.17.   Subordinated Loans to the Partnership		53
8.18.  Reserve Fund for Replacements		54

ARTICLE IX - TRANSFERS OF, AND RESTRICTIONS ON TRANSFERS OF
                         INTERESTS OF LIMITED PARTNERS		55

9.01.   Purchase for Investment		55
9.02.   Restrictions on Transfer of Limited Partner's
Interests		56
9.03.   Admission of Substitute Limited Partners		56
9.04.   Rights of Assignee of Partnership Interest		58

ARTICLE X - RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS		58

10.01.  Management of the Partnership		58
10.02.  Limitation on Liability of Limited Partners		58
10.03.  Other Activities		59
10.04.  Ownership by Limited Partner of Corporate General
Partners or Affiliate		59

ARTICLE XI - ALLOCATION OF TAXABLE INCOME, TAX LOSSES, TAX
                        CREDITS AND CASH DISTRIBUTION		60

11.01.  Allocation of Taxable Income, Tax Losses and Tax
Credits		60
11.02  Allocation of Taxable Income and Tax Losses from
Capital Transactions		60

11.03  Distribution of Cash Flow		61
11.04  Distributions of Distributable Proceeds from Capital
Transactions and
Distributable Proceeds from Refinancings		63
11.05  Allocations Among Partners		64
11.06.  Qualified Income Offset		66
11.07. Minimum Gain Allocations		67
11.08  Regulatory Allocations		68
11.09.  Partners' Partnership Non-recourse Liabilities
	68
11.10  Tax Allocations:  Code Section 704(c)		69
11.11.  Tax Matters Partner		69
11.12.  Capital Accounts		71
11.13.  Authority of General Partner to Vary Allocations to
Preserve and Protect Partner's Intent		73

ARTICLE XII - SALE, DISSOLUTION AND LIQUIDATION		75

12.01.  Dissolution of the Partnership		75
12.02.  Winding Up and Distribution		75

ARTICLE XIII - BOOKS AND RECORDS, ACCOUNTING TAX ELECTIONS, ETC.
	77

13.01.  Books and Records		77
13.02.  Bank Accounts		77
13.03.  Accountants		78
13.04.  Reports to Partners		78
13.05.  Section 754 Elections		83
13.06.  Fiscal Year and Accounting Method		83

ARTICLE XIV - AMENDMENTS		83

14.01.  Proposal and Adoption of Amendments		83

ARTICLE XV - CONSENTS, VOTING AND MEETINGS		83

15.01.  Method of Giving Consent		83
15.02.  Submissions to Limited Partners		84
15.03.  Meetings; Submission of Matter for Voting		84

ARTICLE XVI - GENERAL PROVISIONS		84

16.01.  Burden and Benefit		84
16.02.  Applicable Law		84
16.03.  Counterparts		84
16.04.  Separability of Provisions		84
16.05.  Entire Agreement		84
16.06.  Liability of the Investment Partnership		85
16.07.  Environmental Protection		85
16.08.  Notices to the Investment Partnership		86
16.09.  Notices to the General Partners		87
16.10.  Withdrawal of Initial Limited Partner		87


                    LEVEL CREEK PARTNERS, L.P.
                  AMENDED AND RESTATED AGREEMENT
                      OF LIMITED PARTNERSHIP


	The Limited Partnership Interests evidenced by this Amended and Restated Agreement of Limited Partnership (the "Agreement") have not been registered pursuant to applicable state securities laws ("Blue Sky Laws"). Accordingly, the Limited Partnership with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act") or Interests cannot be resold or transferred by any purchaser thereof without registration of the same under the Act and the Blue Sky Laws of such state(s) as may be applicable or in a transaction which is exempt from the registration requirements of the Act and the Blue Sky Laws or which is otherwise in compliance therewith. In addition, the sale or transfer of such Limited Partnership Interests is subject to certain restrictions set forth in this Agreement, including without imitation, the restrictions set forth in Article IX hereof.

	These securities have been issued or sold in reliance on paragraph (13) of Code Section 10-5-9 of the "Georgia Securities Act of 1973," and may not be sold or transferred except in a transaction which is exempt under such act or pursuant to an effective registration under such Act.

	This Amended and Restated Agreement of Limited Partnership is made and entered into as of the 6th day of May, 1998, by and among the undersigned parties.

RECITALS

	A.	On January 7, 1997, Michael L. Smith and Scott H.
Smith, as initial general partners (collectively, the "Initial General Partners") and Scott H. Smith as initial limited partner (the "Initial Limited Partner"), executed an Agreement of Limited Partnership of Level Creek Partners, L.P., a Georgia limited partnership (the "Initial Limited Partnership Agreement") for the formation of Level Creek Partners, L.P. (the "Partnership") pursuant to the Georgia [Revised] Uniform Limited Partnership Act (the "Act");

	B.	A Certificate of Limited Partnership was subsequently
filed with the Secretary of State for the State of Georgia effective as of January 17, 1997;

	C.	On September 24, 1997, the Initial Limited Partnership
Agreement was amended by that certain First Amendment (the "First
Amendment") to provide for the withdrawal of the Initial General
Partners and the admission of Sugar Hill Developers, LLC as the General Partner;

D.	On September 29, 1997 a First Amendment to Certificate
of Limited Partnership was executed and filed with the Secretary of State of the State of Georgia reflecting the change of General
Partners;

E.	On March 2 1998, the Initial Limited Partnership
Agreement was amended by that certain Second Amendment (the "Second Amendment") to provide for the substitution of Sugar Hill Plantation Partners, Inc. for Sugar Hill Developers, LLC as the General Partner (the Initial Limited Partnership Agreement and the First and Second Amendment are referred to collectively as the "Initial Agreement," and Sugar Hill Plantation Partners, Inc. is referred to as the "General Partners");

F.	On March 2, 1998, a Second Amendment to Certificate of
Limited Partnership was executed and filed with the Secretary of State of Georgia reflecting the change of General Partners;

	G.	The Partnership has been formed to acquire,
rehabilitate, construct, own, maintain and operate the hereinafter defined Apartment Complex;

	H.	The parties hereto now desire to enter into this
Amended and Restated Agreement of Limited Partnership to (i) continue the Partnership; (ii) admit Boston Capital Tax Credit Fund IV L.P., a Delaware limited partnership, to the Partnership as a Limited Partner, and BCTC 94, Inc., a Delaware corporation, to the Partnership as the Special Limited Partner; (iii) withdraw the Initial Limited Partner from the Partnership; (iv) reassign Interests in the Partnership; and (v) set forth all of the provisions governing the Partnership.

	NOW, THEREFORE, in consideration of the foregoing, of mutual promises of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree to continue the Partnership pursuant to the Act, as set forth in this Amended and Restated Agreement of Limited Partnership, which reads in its entirety as follows:
ARTICLE I
CONTINUATION OF PARTNERSHIP  TC "ARTICLE I - CONTINUATION OF
PARTNERSHIP"\L1

	1.01.	Continuation  TC "1.01.	Continuation"\L2  .  The
undersigned hereby continue the Partnership as a limited partnership under the Act.

	1.02.	Name  TC "1.02.	Name"\L2  .  The name of the
Partnership is Level Creek Partners, L.P.

	1.03.	Principal Executive Offices; Agent for Service of
Process  TC "1.03.	Principal Executive Offices; Agent for
Service of Process"\L2 . The registered office of the Partnership is 3850 Holcomb Bridge Road, Suite 215, Norcross, Georgia 30092 and the resident agent for service of process is Scott H. Smith. The Partnership may change the location of its principal executive office to such other place or places as may hereafter be determined by the General Partner. The General Partner shall promptly notify all other Partners of any change in the principal executive office. The Partnership may maintain such other offices at such other place or places as the General Partner may from time to time deem advisable.

	1.04.	Term  TC "1.04.	Term"\L2  .  The term of the
Partnership commenced as of January 17, 1997 and shall continue until December 31, 2046, unless the Partnership is sooner dissolved in accordance with the provisions of this Agreement.

	1.05.	Recording  TC "1.05.	Recording"\L2  .  Upon
the execution of this Amended and Restated Agreement of Limited Partnership by the parties hereto, the General Partner shall take all necessary action required by law to perfect and maintain the Partnership as a limited partnership under the laws of the State and to effectuate the admission of the Investment Partnership and BCTC 94, Inc. as Limited Partners and the withdrawal of the Initial Limited Partner hereunder, and shall register the Partnership under any assumed or fictitious name statute or similar law in force and effect in the State.

ARTICLE II
DEFINED TERMS  TC "ARTICLE II - DEFINED TERMS"\l1

	In addition to the abbreviations of the parties set forth in the preamble to this Agreement, the following defined terms used in this Agreement shall have the meanings specified below:

	"Accountants" means such firm of independent certified public accountants as may be engaged by the General Partners, with the Consent of BCTC 94, Inc., to prepare the Partnership income tax returns and to be responsible for the Partnership's audit and tax matters reporting obligations under Section 13.04 hereof.

	"Act" means the Georgia Revised Uniform Limited Partnership Act, as amended from time to time during the term of the Partnership.

	"Actual Credit" means as of any point in time, the total amount of the Tax Credits actually allocated by the Partnership to the Investment Partnership, representing ninety-nine percent (99%) of the Tax Credits actually received by the Partnership, as shown on the applicable tax return of the Partnership.

	"Admission Date" means the date upon which the Investment Partnership is admitted to the Partnership by execution and delivery of this Agreement by all signatories hereto and the filing of any such Certificates as may be required by the State to effectuate the admission of the Investment Partnership.

	"Affiliate" means any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with a General Partner, or with another designated Person, as the context may require.

	"Affiliated Limited Partnership" means any limited partnership, other than the Partnership, in which a General
Partner or an Affiliate of a General Partner is a general partner and the Investment Partnership or an Affiliate of the Investment
Partnership is a limited partner.

	"Agency" means the Georgia Department of Community Affairs in its capacity as the designated agency of the State of Georgia to allocate Low-Income Housing Tax Credits, acting through any authorized representative.

	"Agreement" means this Amended and Restated Agreement of Limited Partnership, as amended from time to time.

	"Apartment Complex" means the land owned or to be owned by the Partnership located at 1022 Level Creek Road in the City of Sugar Hill, Gwinnett County, Georgia and the 218-unit multi-family rental housing development and other improvements to be constructed thereon, and to be owned and operated therein by the Partnership, and to be known as Level Creek Apartments.

	"Applicable Percentage" has the meaning given to it in
Section 42(b) of the Code.

	"Asset Management Fee" means the fee payable by the Partnership to Boston Capital, or an Affiliate thereof, pursuant to Section 8.11.1.

	"Bankruptcy" or "Bankrupt" as to any Person means (a) the entry of an order for relief (or similar court order) against such Person which authorizes a case brought under Chapter 7, 11 or 13 of Title 11 of the United States Code to proceed; (b) the commencement of a federal, state or foreign bankruptcy, insolvency, reorganization, arrangement or liquidation proceeding by such Person; (c) the commencement of a federal, state or foreign bankruptcy, insolvency, reorganization, arrangement or liquidation proceeding against such Person if such proceeding is not dismissed within sixty (60) days after the commencement thereof; (d) the entry of a court decree or court order which remains unstayed and in effect for a period of thirty (30) consecutive days: (i) adjudging such Person insolvent under any federal, state or foreign law relating to bankruptcy, insolvency, reorganization, arrangement, liquidation, receivership or the like; (ii) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or in respect of, such Person or his properties under any federal, state or foreign law relating to insolvency, reorganization, arrangement, liquidation, receivership or the like; (iii) appointing a receiver, liquidator, assignee, trustee, conservator, or sequester (or other similar official) of such Person, or of all, or of a substantial part, of such Person's properties; or (iv) ordering the winding up, dissolution or liquidation of the affairs of such Person; (e) the written consent by such Person to the institution against it of any proceeding of the type described in subsection (a), (b), (c) and
(d); (f) the written consent by such Person to the appointment of a receiver, liquidator, assignee, trustee, conservator or sequester (or other similar official) of such Person, or of all, or of a substantial part, of its properties; (g) the making by such Person of an assignment for the benefit of creditors; (h) the admission in writing by such Person of its inability to pay its debts generally as they come due; (i) the taking of any corporate or other action by such Person in furtherance of any of the foregoing; or (j) if such Person becomes insolvent by the making of any act or the making of any transfer, or otherwise, as "insolvency" is or may be defined pursuant to the Federal Bankruptcy Code, the Federal Bankruptcy Act, the Uniform Fraudulent Conveyances Act, any state or federal act or the ruling of any court.

	"BCTC 94, Inc." means BCTC 94, Inc., a Delaware corporation, which is the Special Limited Partner of the Partnership.

	"Bonds" means tax-exempt bonds in the principal amount of $12,790,000 that meet the conditions set forth in Section
42(h)(4)(B) of the Code to be issued by the Housing Authority, the proceeds of which will be used to fund the Loan.

	"Book Depreciation" has the meaning set forth in Section
11.12C.

	"Book Profits and Losses" means the Taxable Income or Tax
Losses of the Partnership, adjusted for purposes of determining and maintaining the Partners' Capital Accounts as provided in
Section 11.12.

	"Boston Capital" means Boston Capital Partners, Inc., a
Massachusetts corporation.

	"Capital Account" means the capital account of a Partner as described in Section 11.12.

	"Capital Contribution" with respect to any Partner, means the total amount of money and the initial Gross Asset Value of any property (other than money) contributed or agreed to be contributed, as the context requires, to the Partnership by each Partner pursuant to the terms of this Agreement. Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the Interest of such Partner.

	"Capital Transaction" means the sale, exchange or disposition (other than leasing in the ordinary course of business) of any Partnership property that is not in the ordinary course of business, or casualty damage to or condemnation of any Partnership property, or any substantial interest therein or portion thereof.

"Cash Available for Debt Service Requirements" for any period means the excess of (i) all cash actually received by the Partnership on a cash basis from normal operations during such period, but specifically excluding the proceeds of insurance (other than business or rental interruption insurance), loans, Capital Transactions or Capital Contributions over (ii) all cash requirements of the Partnership properly allocable to such period of time on an accrual basis (not including distributions to Partners out of Cash Flow of the Partnership or fees payable from Cash Flow) and, on an annualized basis, all projected expenditures, including those of a seasonal nature, which might reasonably be expected to be incurred on an unequal basis during a full annual period of operation, but specifically excluding Debt Service requirements. For purposes of this definition, cash requirements of the Partnership shall include to the extent not otherwise covered above, full funding of all Partnership reserves (excluding deposits to the Cash Flow Reserve), normal repairs, real estate taxes at fully assessed levels assuming a fully improved property, and necessary capital improvements.

	"Cash Flow" means, with respect to any year or other applicable period, (a) all Revenues received by the Partnership during such period, plus (b) any amounts which the General Partners, acting jointly with BCTC 94, Inc., and subject to the approval of the Lender, if required, release from the Reserve Fund for Replacements as being no longer necessary to hold as part of the Reserve Fund for Replacements and permitted releases from the Operating Deficit Reserve, less (i) all operating expenses and obligations of the Partnership paid or payable (on a thirty-day current basis) during the applicable period, including without limitation escrow deposits for taxes and insurance, maintenance and repairs, (ii) all sums due or currently required to be paid under the terms of the Loan or any other third-party indebtedness of the Partnership, and (iii) all amounts from Revenues, if any, added or required to be added to the Reserve Fund for Replacements during such period. In no event will deductions in determining Cash Flow pursuant to clauses (i) and
(ii) above include payments made on account of: the Asset Management Fee, amounts due on any Subordinated Loans, the Partnership Incentive Management Fee, deposits to the Cash Flow Reserve and/or the Deferred Development Fee. Cash Flow shall be determined separately for each fiscal year and shall not be cumulative.

	"Cash Flow Reserve" means a reserve required by the Letter of Credit Issuer to reserve against Debt Service requirements.

	"Certificate" means the Certificate of Limited Partnership for Level Creek Partners, L.P. filed with the Secretary of State of Georgia on January 17, 1997 as amended by the First Amendment to Certificate of Limited Partnership dated September 25, 1997 and filed with the Secretary of State of Georgia on September 29, 1997, and the Second Amendment to Certificate of Limited Partnership dated March 2, 1998 and filed with the Secretary of State of Georgia on March 2, 1998 or any certificate of limited partnership or any other instrument or document which is required under the law of the State to be signed and/or sworn to by the Partners of the Partnership and filed in the appropriate public offices within the State to perfect or maintain the Partnership as a limited partnership under the laws of the State, to effect the admission, withdrawal or substitution of any Partner of the Partnership, or to protect the limited liability of the Limited Partners as limited partners under the laws of the State.

	"Code" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provision or provisions of succeeding law.

	"Compliance Period" has the meaning ascribed to such term in
Section 42 of the Code.

	"Consent" means the prior written consent or approval of BCTC 94, Inc. and/or the Investment Partnership and/or any other
Partner, as the context may require, to do the act or thing for which the consent is solicited.

	"Construction Contract" means that certain construction contract dated March ___, 1998, in the amount of $10,012,500 (including all exhibits and attachments thereto) entered into between the Partnership and the Contractor pursuant to which the Apartment Complex is being rehabilitated.

	"Contractor" means Universal Constructors, Inc.., in its capacity as the general construction contractor for the Apartment
Complex.

	"Cost Certification" means the date upon which each Limited Partner shall have received the written certification of the Accountants, in a form and in substance satisfactory to Boston Capital, as to the itemized amounts of the rehabilitation and development costs of the Apartment Complex and the Eligible Basis and Applicable Percentage (in each case, as defined in Section 42(d) of the Code), pertaining to each building in the Apartment Complex.

	"Counsel" or "Counsel for the Partnership" shall mean the law firm of Hendrick, Phillips, Schemm & Salzman or such other attorney or law firm upon which the Investment Partnership and the General Partners shall agree; provided, however, that if any section of this Agreement either (i) designates particular counsel for the purpose described therein, or (ii) provides that counsel for the purpose described therein shall be chosen by another method or by another Person, then such designation or provision shall prevail over this general definition. The Limited Partners have been, and will continue to be, separately represented by Hinckley, Allen & Snyder or such other counsel as they may choose in connection with all Partnership matters.

	"Credit Recovery Loan" has the meaning set forth in Section
5.01(d)(iii).

	"Credit Shortfall" means the amount by which the Actual
Credit is less than the Projected Credit (or Revised Projected
Credit) for any year or portion thereof.

	"Debt Service" means scheduled principal and interest payments on indebtedness under the Loan determined on an annual basis for each year of Partnership operations, but excluding (i) principal and interest due on acceleration of the Loan upon occurrence of an event of default and (ii) balloon payments of principal and interest due upon expiration of the term of the Loan..

	"Developer" means Spring Hill Partners, Inc., a Georgia corporation.

	"Deferred Development Fee" means any portion of the Development Fee not actually paid to and received by the Developer from the Installments, the payment of which is deferred and payable only in accordance with Sections 5.01(a), 11.03(A)(c) and 11.04(A)(b) hereof.

	"Development Fee" means the fee payable by the Partnership to the Developer pursuant to Section 8.10 of this Agreement.

	"Development Sources" means the aggregate of: (a) the proceeds of the Loan; (b) the Capital Contributions of the General Partner, as set forth in Section 5.01(a) of this Agreement; (c) the Capital Contributions of the Investment Partnership as set forth in Section 5.01 of this Agreement, less the amount of the non-Deferred Development Fee; and (d) any rental income of the Partnership for the period prior to Final Closing.

	"Distributable Proceeds from Capital Transactions" means the excess of all cash receipts and other consideration arising from the sale or other disposition of all or any portion of the Apartment Complex or any proceeds realized from condemnation, casualty, or title defect, but excluding proceeds, if any, from rental interruption insurance or a temporary condemnation in the nature of a lease, over the sum of the following, to the extent paid out of such cash receipts or other consideration: (i) the amount of cash disbursed or to be disbursed in connection with or as an expense of such sale or other disposition, (ii) the amount necessary for the payment of all debts and obligations of the Partnership arising from or otherwise related to such sale or other disposition or to which the Apartment Complex is subject and which are otherwise then due (other than debts and obligations owed to the Partners and their Affiliates, which shall be satisfied in the order set forth in Section 11.04), and
(iii) any amounts set aside by the General Partner for reserves which the General Partner deem reasonably necessary for contingent, unmatured or unforeseen liabilities of the Partnership.

	"Distributable Proceeds from Refinancings" means the excess of the gross proceeds of any borrowing by the Partnership over the sum of the following, to the extent paid out of such gross proceeds: (i) any amounts disbursed to repay then existing loans of the Partnership and to pay and provide for all debts and obligations of the Partnership then to be paid or which are otherwise then due (other than debts and obligations owed to the Partners and their Affiliates, which shall be satisfied in the order set forth in Section 11.04), (ii) all reasonable expenses of such borrowings, including, without limitation, all commitment fees, brokers' commissions, and attorneys' fees, (iii) all amounts paid to improve the Apartment Complex or for any other purpose in order to satisfy conditions to or established in connection with such borrowings, and (iv) any amounts used to meet the operating expenses of the Apartment Complex or set aside by the General Partner for reserves which the General Partner deem reasonably necessary for contingent, unmatured, or unforeseen liabilities of the Partnership.

	"Eligible Basis" has the meaning given to it in Section
42(d) of the Code.

	"Escrow and Disbursement Agreement" means the Agreement pursuant to which the Trustee has agreed to hold the Investment Partnership's First Installment in escrow for disbursement during the construction period pursuant to agreed upon draw procedures.

	"Excess Development Costs" means all funds in excess of the Development Sources which are required to (i) complete rehabilitation of the Apartment Complex, including paying any final cost overruns and the cost of any change orders which have been approved by the Lender and which are not funded from Development Sources, (ii) achieve Substantial Completion, (iii) achieve Final Closing and satisfy any escrow deposit requirements which are conditions to the Final Closing, including without limitation, any amounts necessary for local taxes, utilities, insurance premiums and other amounts which are required, (iv) pay any applicable loan assessment fees, discounts or other costs and expenses incurred by the Partnership as a result of the occurrence of the Final Closing, (v) make the required deposit into the Operating Deficit Reserve, (vi) make the required deposit into the Reserve Fund for Replacements, and (vii) pay any Operating Deficits incurred by the Partnership prior to the occurrence of Rental Achievement. Excess Development Costs shall not include any amounts paid or to be paid with respect to the Development Fee.

	"Extended Use Commitment" means the agreement between the Partnership and the Agency, which is intended to meet the definition of a "long term commitment to low-income housing" as required by Section 42(h)(6) of the Code and the requirements of the Agency's Low-Income Housing Tax Credit Program.

	"Final Closing" means the occurrence of both of the following: (i) Substantial Completion, and (ii) commencement of the principal amortization of the Loan in accordance with the Letter of Credit Reimbursement Agreement.

	"40-60 Set-Aside Test" means the Minimum Set-Aside Test whereby at least 40% of the units in the Apartment Complex must be occupied by individuals, with incomes of 60% or less of area median income, as adjusted for family size.

	"General Partner" means Sugar Hill Plantation Partners, Inc., a Georgia corporation, and any other Person or entity admitted as a general partner pursuant to this Agreement, and their respective successors pursuant to this Agreement, including particularly the provisions of Section 6.03 and 8.13.

	"General Partner's Special Capital Contribution" has the meaning ascribed to such term in Section 5.01 of this Agreement.

	"Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as adjusted pursuant to Section 11.12B. The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partners and the Partnership.

	"Guarantor" means Charles H. Smith and Michael L. Smith.

	"Housing Authority" means the Housing Authority of the City of Sugar Hill, Georgia.

	"Initial Closing" means the later to occur of (i) closing of the construction phase of the Loan and (ii) the Admission Date.

	"Initial 100% Occupancy Date" means the first date, after the completion of construction, upon which 100% of the Low Income
Units in the Apartment Complex have been leased to and are occupied by, qualified tenants under executed Agency approved leases, if any such approval is applicable.

	"Installment" means an Installment of the Investment
Partnership's Capital Contribution paid or payable to the Partnership pursuant to Section 5.01.

	"Interest" or "Partnership Interest" means the ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement and in the Act, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement and of said Act. Such Interest of each Partner shall, except as otherwise specifically provided herein, be that percentage of the aggregate of such benefit or obligation specified by Section 5.01 as such Partner's Percentage Interest.

	"Invested Amount" means (i) as to the Investment
Partnership, an amount equal to the paid-in Capital Contribution of the Investment Partnership divided by .86 and (ii) as to any other Partner, an amount equal to its paid-in Capital
Contribution.

	"Investment Partnership" means Boston Capital Tax Credit
Fund IV L.P., a Delaware limited partnership, which is a Limited
Partner of the Partnership.

	"Land" means the 17.579 acre parcel of land located on the northwest side of Level Creek Road, just north of Spring Hill Drive, in the City of Sugar Hill, Gwinnett County, Georgia, to be known as Sugar Hill Plantation, upon which the Apartment Complex is to be located.

	"Lender" means the Housing Authority in its capacity as maker of the Loan or its successors and assigns in such capacity, including any substitute Lender permitted pursuant to Section
8.02(b)(v) hereof, each acting through any authorized representative.

	"Letter of Credit" means a direct pay letter of credit in the amount of $12,931,916.44 to be issued by the Letter of Credit
Issuer in favor of the Trustee as credit enhancement for the Bonds.

	"Letter of Credit Issuer" means AmSouth Bank, the issuer of the Letter of Credit.

	"Limited Partners" means the Investment Partnership and/or BCTC 94, Inc., or any other Limited Partner in such Person's capacity as a limited partner of the Partnership.

	"Liquidator" means the General Partner or, if there are none at the time in question, such other Person who may be appointed in accordance with applicable law and who shall be responsible for taking all action necessary or appropriate to wind up the affairs of, and distribute the assets of, the Partnership upon its dissolution.

	"Loan" means the loan in the principal amount of approximately $12,790,000 made to the Partnership by the Lender, as evidenced by the Loan Documents, including, without limitation, a promissory note given by the Partnership to the Lender, secured by the Trust Indenture and Security Agreement ("Trust Indenture") included within the Loan Documents, and other related security documents and financing statements.

	"Loan Documents" means, collectively, all documents entered into between the Partnership and the Lender and/or the Letter of Credit Issuer in connection with the Loan and the issuance of the Bonds and the Letter of Credit.

	"Low-Income Housing Tax Credit" means the low-income housing tax credit allowed for low-income housing projects pursuant to
Section 42 of the Code.

	"Low-Income Unit" shall have the meaning set forth in
Section 42(i)(3) of the Code.  There shall be a minimum of 130
Low-Income Units in the Apartment Complex.

	"Management Agent" means the management and rental agent for the Apartment Complex and/or its successors and/or assigns, as described in Section 8.05 hereof.

	"Management Agreement" means the agreement between the Partnership and the Management Agent providing for the management of the Apartment Complex.

	"Minimum Gain" means the amount determined by computing, with respect to each non-recourse liability of the Partnership, the amount of Taxable Income, if any, that would be realized by the Partnership if it disposed of (in a taxable transaction) the property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed, in accordance with Treasury Regulation 1.704-2(d). For purposes of determining the amount of such Taxable Income with respect to a liability, the adjusted basis, for federal income tax purposes, of the asset subject to the liability shall be allocated among all the liabilities that the asset secures in the manner set forth in Treasury Regulation 1.704-2(d)(2) (or successor provisions). If Partnership property subject to one or more non-recourse liabilities of the Partnership is, under Treasury Regulation 1.704-1(b)(2)(iv)(d),(f), or (r), properly reflected on the books of the Partnership at a book value that differs from the adjusted tax basis of such property, then the determination of Minimum Gain shall be made with reference to such book value.

	"Minimum Set-Aside Test" means the set-aside test selected by the Partnership pursuant to Section 42(g) of the Code with respect to the percentage of units in its Apartment Complex to be occupied by tenants with incomes equal to no more than a certain percentage of area median income. The Partnership has selected or will select the 40-60 Set-Aside Test as the Minimum Set-Aside Test.

	"Mortgage" means, the mortgage or deed of trust given by the Partnership to the Letter of Credit Issuer securing the Partnership's obligations under the Letter of Credit and Reimbursement Agreement included within the Loan Documents.

	"Net Capital Contribution" means an amount equal to a Partner's paid-in Capital Contribution, less the aggregate amount of cash distributions, if any, made to such Partner hereunder.

	"Nonrecourse Deductions"  has the meaning set forth in
Section 1.704-2(c) of the Treasury Regulations. The amount of Nonrecourse Deductions for a Fiscal Year of the Partnership equals the net increase, if any, in the amount of Minimum Gain during that Fiscal Year, determined according to the provisions of Treasury Regulation Section 1.704-2(c).

	"Notice" means a writing containing the information required by this Agreement to be communicated to a Partner and sent by registered or certified mail, postage prepaid, return receipt requested, to such Partner at the last known address of such Partner, the date of registry thereof or the date of the certification receipt therefor being deemed the date of such Notice; provided, however, that any written communication containing such information sent to such Partner actually received by such Partner shall constitute Notice for all purposes of this agreement.

	"Operating Deficit" means the amount by which (i) the income of the Partnership from rental payments made by tenants of the Apartment Complex and all other income of the Partnership, including unrestricted earnings on reserve or escrow funds (other than proceeds of any loans to the Partnership and investment earnings on funds on deposit in the Reserve Fund for Replacements) for a particular period of time, is exceeded by
(ii) the sum of all the operating expenses, including all Debt Service payments, operating and maintenance expenses, deposits into the Reserve Fund for Replacements, any Lender fee payments, and all other Partnership obligations or expenditures, excluding payments for construction of the Apartment Complex and fees and other expenses and obligations of the Partnership to be paid from the Capital Contributions of the Investment Partnership to the Partnership pursuant to this Agreement, during the same period of time, and excluding deposits required to be made to the Cash Flow Reserve as defined in the Letter of Credit and Reimbursement Agreement. For the purposes of this definition, all expenses shall be paid on a thirty (30) day current basis. In no event will deductions in determining Operating Deficits pursuant to clause (ii) above include payments made on account of the Asset Management Fee (unless guaranteed), amounts due on Subordinated Loans and/or the Deferred Development Fee.

	"Operating Deficit Loan" means a loan made pursuant to
Section 8.09(b).

	"Operating Deficit Reserve" means the operating deficit reserve account established pursuant to the provisions of Section
8.18(b) of this Agreement.

	"Partner" means any General Partner or any Limited Partner.

	"Partner Nonrecourse Debt Minimum Gain" has the meaning attributed to "partner loan nonrecourse debt minimum gain" in Treasury Regulation 1.704-2(i)(3).

	"Partner Loan Nonrecourse Deductions" means any deductions of the Partnership that are attributable to a nonrecourse liability for which a Partner bears the risk of loss within the meaning of Treasury Regulation Section 1.704-2(i).

	"Partnership" means Level Creek Partners, L.P..

	"Partnership Agreement" means this Amended and Restated
Agreement of Limited Partnership, as amended from time to time.

	"Partnership Incentive Management Fee" means the fee payable by the Partnership to the General Partner pursuant to Section
8.11 of this Agreement.

	"Percentage Interest" means the percentage Interest of each Partner as set forth in Section 5.01.

	"Person" means any individual, partnership, corporation, trust or other entity.

	"Plans and Specifications" means the plans and specifications for rehabilitation of the Apartment Complex, referred to in the Construction Contract and any changes thereto made in accordance with the terms of this Agreement.

	"Project Documents" means and includes the Loan Documents, the Extended Use Commitment, the Regulatory Agreement, if any, the Management Agreement and all other instruments delivered to (or required by) the Lender or the Agency and all other documents relating to the Apartment Complex and by which the Partnership is bound, as amended or supplemented from time to time.

	"Projected Credit" means Low-Income Housing Tax Credits in the amount of $175,723 for the year 1999, $299,278 per year for each of the years 2000 through 2008, and $123,555 for 2009, which the General Partner has projected to be the total amount of the Tax Credits which will be allocated to the Investment Partnership by the Partnership, constituting ninety-nine and 99/100ths percent (99.99%) of the Tax Credits which are projected to be available to the Partnership; provided, however, that if the Actual Credit for 1999 is greater than (or less than) $175,723, the Projected Credit for the year 2009 shall be reduced (increased) by an amount equal to the amount by which the Actual Credit for 1998 exceeds (or is less than) $175,723.

	"Regulatory Agreement" means the Land Use Restriction
Agreement, to be entered into between the Partnership and the Lender setting forth certain terms and conditions under which the Apartment Complex is to be operated.

	"Rent Restriction Test" means the test pursuant to Section 42 of the Code whereby the gross rent charged to tenants of the Low Income Units in the Apartment Complex cannot exceed 30% of the qualifying income levels of those units under Section 42.

	"Rental Achievement" means the first time, based upon six consecutive full calendar months of operation after Substantial
Completion, with each month taken individually, that Cash
Available for Debt Service Requirements equals or exceeds 1.15 times Debt Service requirements.

	"Reserve Fund for Replacements" means the reserve fund for replacements with respect to the Apartment Complex as established pursuant to the provisions of Section 8.18(a) of this Agreement.

	"Revenues" means all cash receipts of the Partnership during any period except for Capital Contributions, proceeds from the liquidation, sale or refinancing of Partnership property or of a Capital Transaction, or the proceeds of any loan to the Partnership.

	"Revised Projected Credit" has the meaning set forth in
Section 5.01(d)(i).

	"Share of Minimum Gain" means for each Partner, the excess of (1) the sum of (a) the aggregate Non-Recourse Deductions allocated to such Partner (and such Partner's predecessors in interest) up to that time and (b) the aggregate distributions to such Partner (and such Partner's predecessors in interest) up to that time of proceeds of a non-recourse liability that are allocable to an increase in Partnership Minimum Gain over (2) the sum of (a) such Partner's (and such Partner's predecessors in interest) aggregate share of the net decrease in Partnership Minimum Gain up to that time and (b) such Partner's (and such Partner's predecessors in interest) aggregate share of the decreases up to that time in Partnership Minimum Gain resulting from revaluations of Partnership Property subject to one or more non-recourse liabilities of the Partnership, as more fully set forth in Treasury Regulation 1.704-2(g).

	"State" means the State of Georgia.

	"State Designation" means, with respect to the Apartment Complex, the final allocation by the Agency of Low-Income Housing Tax Credits, as evidenced by the receipt by the Partnership of IRS Form 8609 executed by the Agency as to all buildings in the Apartment Complex.

	"Subordinated Loan" means any loan made by any General
Partner to the Partnership pursuant to Section 8.17.

	"Substantial Completion" means the date upon which the Partnership has received (a) both a certificate of substantial completion from the applicable inspecting architect certifying that the construction has been completed in accordance with the Plans and Specifications and (b), if applicable, certificates of substantial completion or certificates of occupancy from the applicable governmental jurisdiction(s) or authority(ies) for one hundred percent (100%) of the apartment units in the Apartment Complex; provided, however, that Substantial Completion shall not be deemed to have occurred if on such date any liens or other encumbrances as to title to the Land and the Apartment Complex exist, other than those securing the Loan and/or those Consented to by the Investment Partnership.

	"Substitute Limited Partner" means any Person admitted to the Partnership as a Limited Partner pursuant to Section 9.03.

	"Syndication Expenses" means all expenditures classified as syndication expenses pursuant to Treasury Regulation Section 1.709-2(B). Syndication Expenses shall be taken into account in determining and maintaining Capital Accounts pursuant to Section
11.12 of this Agreement at the time they would be taken into account under the Partnership's method of accounting if they were deductible expenses.

	"Taxable Income" and "Tax Losses" means the Partnership's taxable income or tax losses, respectively, for each fiscal year (or part thereof) as determined for federal income tax purposes, including, where the context requires, all items of income, gain, loss, deduction and credit which enter into the computation thereof.

	"Tax Credit" means the Low-Income Housing Tax Credit.

	"Trustee" means AmSouth Bank, the trustee under the bond indenture evidencing the Bonds.

ARTICLE III
PURPOSE AND BUSINESS OF THE PARTNERSHIP  TC "ARTICLE III -
PURPOSE AND BUSINESS OF THE PARTNERSHIP"\l1

	3.01. Purpose of the Partnership TC "3.01. Purpose of the Partnership"\l2 . The Partnership has been organized to acquire the Land and to develop, finance, own, construct, maintain, operate and sell or otherwise dispose of the Apartment Complex, in order to obtain long-term appreciation, cash income, Tax
Credits and tax losses and to manage the Apartment Complex in a manner that provides and preserves safe, decent, affordable housing and needed supportive services.

	3.02. Authority of the Partnership TC "3.02. Authority of the Partnership"\l2 . In order to carry out its purpose, the Partnership is empowered and authorized to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of its purpose, and for the protection and benefit of the Partnership, including but not limited to the following:

	(a)	acquire ownership of the Land;

	(b)	 construct, operate, maintain, improve, buy, own, sell,
convey, assign, mortgage, rent or lease any real estate and any personal property necessary to the operation of the Apartment
Complex;

	(c)	provide housing, subject to the Minimum Set-Aside Test
and the Rent Restriction Test and consistent with the requirements of the Project Documents so long as any Project
Documents remain(s) in force;

	(d)	enter into any kind of activity, and perform and carry
out contracts of any kind necessary to, or in connection with, or incidental to, the accomplishment of the purposes of the Partnership;

	(e)	borrow money and issue evidences of indebtedness in
furtherance of the Partnership business and secure any such indebtedness by mortgage, pledge, or other lien;

	(f)	maintain and operate the Apartment Complex, including
hiring the Management Agent (which Management Agent may be any of the Partners or an Affiliate thereof) and entering into any agreement for the management of the Apartment Complex during its rent-up and after its rent-up period;

	(g)	subject to the approval of the Agency and/or the Lender
and/or the Letter of Credit Issuer, if required, and to other limitations expressly set forth elsewhere in this Agreement, negotiate for and conclude agreements for the sale, exchange, lease or other disposition of all or substantially all of the property of the Partnership, or for the refinancing of any Loan on the property of the Partnership;

	(h) 	enter into the Loan Documents with the Lender and the
Letter of Credit Issuer and grant the Mortgage, enter into the Loan and all other documents required by the Lender or the Letter of Credit Issuer with respect to the Loan, the Regulatory
Agreement, if any, and the Extended Use Commitment with the Agency, providing for regulations with respect to rents, profits, dividends and the disposition of the Apartment Complex and the long-term use of the Apartment Complex for low-income housing;

	(i) 	rent a minimum of 130 dwelling units in the Apartment
Complex from time to time, in accordance with the provisions of the Code applicable to Low-Income Housing Tax Credits to the extent applicable with respect to the Low-Income Units and in accordance with applicable federal, state and local regulations, collecting the rents therefrom, paying the expenses incurred in connection with the Apartment Complex, and distributing the net proceeds to the Partners, subject to any requirements which may be imposed by the Extended Use Commitment, the Regulatory
Agreement, and the Loan Documents; and

	(j) 	do any and all other acts and things necessary or
proper in furtherance of the Partnership business.

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS;
DUTIES AND OBLIGATIONS  TC "ARTICLE IV - REPRESENTATIONS,
WARRANTIES AND COVENANTS; DUTIES AND OBLIGATIONS"\l1

	4.01. Representations, Warranties and Covenants Relating to the Apartment Complex and the Partnership TC "4.01.
Representations, Warranties and Covenants Relating to the
Apartment Complex and the Partnership"\l2 . As of the date hereof, the General Partner hereby represents, warrants and covenants to the Partnership and to the Partners that:

	(a)	the construction and development of the Apartment
Complex shall be completed in a timely and workmanlike manner in accordance with (i) all applicable requirements of the Construction Contract and the Project Documents, (ii) all applicable requirements of all appropriate governmental entities, and (iii) the Plans and Specifications of the Apartment Complex that have been or shall be hereafter approved by the Lender and any applicable governmental entities, as such Plans and Specifications may be changed from time to time with the approval of the Lender and any applicable governmental entities, if such approval shall be required;

	(b)	as of the date hereof, at Initial Closing and at Final
Closing and at the time of commencement of construction, the Land is and will be properly zoned for the Apartment Complex, all consents, permissions and licenses required by all applicable governmental entities have been obtained (excepting however any certificates of occupancy which must be obtained prior to the occupancy of the Apartment Complex, which such certificates will be obtained by the General Partner on behalf of the Partnership), and the Apartment Complex conformed and conforms to all applicable federal, state and local land use, zoning, environmental and other governmental laws and regulations;

	(c)	all appropriate public utilities, including sanitary
and storm sewers, water, gas and electricity, are currently or will be available and will be operating properly for all units in the Apartment Complex at the time of first occupancy of such units;

	(d)	as of the date hereof at Initial Closing and at Final
Closing, good and marketable fee simple title to the Apartment Complex is and will be held by the Partnership, and title insurance policies of a financially-responsible institution acceptable to BCTC 94, Inc., in the amount of the replacement cost of the Apartment Complex, which amount (as to the Partnership) shall not be less than the aggregate of the Capital Contributions of the General Partners and the Investment
Partnership plus the principal amount of the Loan, in favor of the Partnership were or will be issued on or before the Initial Closing, and shall remain in full force and effect, subject only to such easements, covenants, restrictions and such other standard exceptions as are normally included in an owner's insurance policy and which are acceptable to BCTC 94, Inc. and shall contain a non-imputation endorsement as to the Investment Partnership and BCTC 94, Inc. and such other endorsements as deemed reasonably necessary by BCTC 94, Inc.;

	(e)	the General Partner is not aware of any default under
any agreement, contract, lease, or other commitment, or of any claim, demand, litigation, proceedings or governmental investigation pending or threatened against it, the Apartment
Complex or the Partnership, or related to the business or assets of the Partnership or of the Apartment Complex, which claim, demand, litigation, proceeding or governmental investigation could result in any judgment, order, decree, or settlement which would materially and adversely affect the business or assets of the Partnership, the General Partner, or of the Apartment
Complex;

	(f)	except for the commitment fees paid to the Lender,
neither the General Partners nor any Affiliate of the General Partner or the Partnership, has entered, or shall enter into any agreement or contract for the payment of any Loan discounts, additional interest, yield maintenance or other interest charges or financing fees, except for the Letter of Credit or any agreement providing for the guarantee of payment of any such interest charges or financing fees relating to the Loan;

	(g)	the execution of this Agreement, the incurrence of the
obligations set forth in this Agreement, and the consummation of the transactions contemplated by this Agreement do not violate any provision of law, any order, judgment or decree of any court binding on the Partnership, the General Partner or any of them or their Affiliates, any provision of any indenture, agreement, or other instrument to which the Partnership or they or either of them is a party or by which the Partnership or the Apartment
Complex is affected, and is not in conflict with, and will not result in a breach of or constitute a default under any such indenture, agreement, or other instrument or result in creating or imposing any lien, charge, or encumbrance of any nature whatsoever upon the Apartment Complex;

	(h)	the Construction Contract has been entered into between
the Partnership and the Contractor; no other consideration or fee shall be paid to the Contractor, in its capacity as the Contractor, other than the amounts set forth in the Construction
Contract or as evidenced by change orders approved by the Lender or as otherwise disclosed in writing to and approved by the Investment Partnership; and all change orders that have been submitted by the Contractor to date have been paid in full;

	(i)	as of the date hereof, at Initial Closing, and at the
Final Closing, a builder's risk insurance policy is and will be in full force and effect, and fire and extended coverage insurance and earthquake insurance, each for the full replacement value of the Apartment Complex (excluding the value of the Land, site utilities, landscaping and foundations) which shall include flood insurance, if the Apartment Complex is in a flood hazard area designated by the United States Department of Housing and Urban Development, worker's compensation insurance in amounts at least equal to the amounts required by law and the Loan Documents and public liability insurance in the amount of not less than $6,000,000 (of which up to $5,000,000 may be provided under an umbrella policy), all in favor of the Partnership and naming the Investment Partnership as an additional insured and loss payee, are in full force and effect and will be maintained in full force and effect during the term of the Partnership; all such policies shall be in amounts and with insurers satisfactory to BCTC 94, Inc., and shall be paid for out of Partnership assets; following Substantial Completion, the General Partner, on behalf of the Partnership, will maintain $6,000,000 of liability insurance covering the Land and the Apartment Complex (prior to Substantial Completion these coverages may be provided by the Contractor naming the Partnership and the Investment Partnership as additional insureds and loss payees, as appropriate, on policies maintained by the Contractor);

	The term "full replacement value" as used herein shall mean and include the total cost of replacement of the Apartment
Complex at each respective stage of rehabilitation thereof up to completion;

	(j)	neither the General Partners nor the Partnership has
incurred any financial responsibility with respect to the Apartment Complex prior to the date of execution of this Agreement, other than that disclosed to the Investment
Partnership and except for costs incurred by the Partnership and reflected in the development budget for the Apartment Complex;

	(k)	at the time of execution of this Agreement, at the time
of Final Closing, and at Substantial Completion, the Partnership was, is and will continue to be a valid limited partnership, duly organized under the laws of the State, had, has and shall continue to have full power and authority to acquire the Land and to construct, develop, operate and maintain the Apartment Complex in accordance with the terms of this Agreement, and has taken and shall continue to take all action under the laws of the State and any other applicable jurisdiction that is necessary to protect the limited liability of the Limited Partners and to enable the Partnership to engage in its business;

	(l)	no restrictions on the sale or refinancing of the
Apartment Complex, other than the restrictions set forth in the Loan Documents, in the Extended Use Commitment, the Regulatory Agreement, if any, and as set forth in this Agreement, exist as of the date hereof, and no such restrictions shall, at any time while the Investment Partnership is a Limited Partner, be placed upon the sale or refinancing of the Apartment Complex;

	(m)	the Apartment Complex is being developed in a manner
which satisfies, and shall continue to satisfy, all restrictions, including tenant income and rent restrictions, applicable to projects generating Low-Income Housing Tax Credits under Section
42 of the Code;

	(n)	the Tax Credits projected to be applicable to the
Apartment Complex are the Projected Credits;

	(o) 	it is anticipated that the Partnership is entitled to
receive Tax Credits from the Agency in an annual dollar amount of not less than $299,308 pursuant to Section 42(h)(4)(B) of the Code because the Loan is being financed by the proceeds of tax-exempt bonds, and the Apartment Complex meets the requirements set forth in Sections 42(m)(1)(D) and 42(m)(2)(D) of the Code;

	(p)	to the best of its knowledge after due inquiry, at the
time of the execution of this Agreement, the General Partner has fully complied with all applicable material provisions and requirements of any and all purchase and/or lease agreements, loan agreements, Project Documents and other agreements with respect to the acquisition, development, financing, rehabilitation and operation of the Apartment Complex; it shall take, and/or cause the Partnership to take, all actions as shall be necessary to achieve and maintain continued compliance with the provisions, and fulfill all applicable requirements, of such agreements;

	(q)	the obligations of the General Partner will be
guaranteed by Charles H. Smith and Michael L. Smith; and

	(r)	Fifty percent (50%) or more of the aggregate basis of
the Apartment Complex and the Land is being financed by the proceeds of the Loan.

	4.02. Duties and Obligations Relating to the Apartment Complex and the Partnership TC "4.02. Duties and Obligations Relating to the Apartment Complex and the Partnership"\l2 . The General Partner shall have the following duties and obligations with respect to the Apartment Complex and the Partnership:

	(a)	all requirements shall be met which are necessary to
obtain or achieve (i) compliance with the Minimum Set-Aside Test, the Rent Restriction Test, and any other requirements necessary for the Apartment Complex to initially qualify, and to continue to qualify, for Tax Credits, including all requirements set forth in the Extended Use Commitment, (ii) issuance of all necessary certificates of occupancy, including all governmental approvals required to permit occupancy of all of the apartment units in the Apartment Complex, (iii) Initial Closing and Final Closing, and
(iv) compliance with all provisions of the Project Documents;

	(b)	while conducting the business of the Partnership, the
General Partner shall not act in any manner which it knows or should have known after due inquiry will (i) cause the termination of the Partnership for federal income tax purposes without the Consent of the Investment Partnership, or (ii) cause the Partnership to be treated for federal income tax purposes as an association taxable as a corporation;

	(c)	the Apartment Complex shall be managed upon Substantial
Completion so that (i) no less than eighty per cent (80%) of the gross income from the Apartment Complex in every year is rental income from dwelling units in the Apartment Complex used to provide living accommodations not on a transient basis, (ii) the rental of all Low-Income Units in the Apartment Complex complies with the tenant income limitations and other restrictions under the Rent Restriction Test and as set forth in the Extended Use
Commitment, the Regulatory Agreement and all applicable documents entered into in connection with the Loan, and (iii) 130 of the dwelling units in the Apartment Complex are occupied or held for occupancy by individuals with incomes of sixty percent (60%) or less of area median income as adjusted for family size;

	(d)	the General Partner shall exercise good faith in all
activities relating to the conduct of the business of the Partnership, including the development, operation and maintenance of the Apartment Complex, and shall take no action with respect to the business and property of the Partnership which is not reasonably related to the achievement of the purpose of the Partnership;

	(e)	all of (i) the fixtures, maintenance supplies, tools,
equipment and the like now and to be owned by the Partnership or to be appurtenant to, or to be used in the operation of the Apartment Complex, as well as (ii) the rents, revenues and profits earned from the operation of the Apartment Complex, will be free and clear of all security interests and encumbrances except for the Mortgage, and any additional security agreements executed in connection therewith (with the exception of miscellaneous leases of office and laundry equipment entered into in the ordinary course of business);

	(f)	the General Partner will execute on behalf of the
Partnership all documents necessary to elect, pursuant to Sections 732, 743 and 754 of the Code, to adjust the basis of the Partnership's property upon the request of the Investment
Partnership, if, in the sole opinion of the Investment
Partnership, such election would be advantageous to the Investment Partnership and any such elections (including elections made at the direction or with the consent of the Investment Partnership) shall not reduce the obligations of the General Partner pursuant to Section 5.01(d);

	(g)	the General Partner guarantees payment by the
Partnership of any Credit Recovery Loan, the Asset Management
Fee, and Excess Development Costs, as more fully provided herein;

	(h)	the General Partner shall comply and cause the
Partnership to comply with the provisions of all applicable governmental and contractual obligations;

	(i)	the General Partner shall be responsible for the
payment of any fines or penalties imposed by the Agency or the Lender pursuant to the Project Documents and any documents executed in connection with obtaining Tax Credits (other than with respect to payments of principal or interest under the Loan from and after Final Closing);

	(j)	the General Partner shall promptly notify the
Investment Partnership of any written or oral notice of (i) any default or failure of compliance with respect to the Loan, or any other financial, contractual or governmental obligation of the Partnership or the General Partner (in the case of the General Partner, if such default or failure of compliance may have a material adverse impact on the Partnership or its operations), or
(ii) any Internal Revenue Service proceeding regarding the Apartment Complex or the Partnership;

	(k)	the General Partner shall provide the Partnership with
such information and sign such documents as are necessary for the Partnership to make timely, accurate and complete submissions of federal and state income tax returns;

	(l)	within thirty (30) days following the Admission Date,
the General Partner shall submit to Boston Capital evidence of the Partnership's engagement of Accountants, who have been approved by BCTC 94, Inc., to be responsible for the Partnership's audit and tax matter reporting obligations under
Section 13.04 hereof.

	(m)	the General Partner shall provide to BCTC 94, Inc.  for
its approval and Consent prior to execution, a copy of the Extended Use Commitment to be entered into between the Partnership and the Agency and shall ensure (i) the Lender subordinates to same and (ii) that such Extended Use Commitment is executed and recorded no later than the end of the first taxable year in which any Tax Credit is claimed by the Partnership with respect to any building in the Apartment
Complex; and

	(n)	the General Partner shall establish and maintain all
reserve accounts required by the Lender pursuant to the Loan
Documents.

ARTICLE V
PARTNERS, PARTNERSHIP INTERESTS
AND OBLIGATIONS OF THE PARTNERSHIP  TC "ARTICLE V - PARTNERS,
PARTNERSHIP INTERESTS AND OBLIGATIONS OF THE PARTNERSHIP"\l1

	5.01. Partners, Capital Contributions and Partnership
Interests  TC "5.01. Partners, Capital Contributions and
Partnership Interests"\l2  .

	(a)	The General Partner, its principal addresses or places
of business, Capital Contributions and Percentage Interests is as follows:


Sugar Hill Plantation Partners, Inc.$211.00	.01%
3850 Holcomb Bridge Road
Norcross, GA 30092

	In the event that the Partnership has not paid all or part of the Deferred Development Fee when the final payment is due pursuant to the Development Agreement and Section 8.10 hereof, the General Partner shall contribute to the partnership an amount equal to any such remaining principal balance (the "General Partner's Special Capital Contribution") and the Partnership shall thereupon make a payment in an equal amount to pay off the principal balance due under the Development Agreement.

	(b)(i) The Investment Partnership, its principal office or place of business, its Capital Contribution and its Percentage
Interest is as follows:

	Boston Capital Tax           99.98%
	Credit Fund IV L.P.         $2,154,802 (as more
	c/o Boston Capital          specifically set
	Partners, Inc.              forth in subparagraph
	One Boston Place           (c) immediately below)
	21st Floor
	Boston, MA 02110

		(ii)	The Special Limited Partner, its principal office
or place of business, its Capital Contribution and its Percentage
Interest is as follows:

	BCTC 94, Inc.                 $ 10.00      0.01%
	c/o Boston Capital
	   Partners, Inc.
	One Boston Place,
	21st Floor
	Boston, MA 02210

	(c)	Subject to the provisions of this Agreement, including,
without limitation, the provisions of Sections 5.01(d) and 5.03, the Investment Partnership shall be obligated to make Capital
Contributions to the Partnership in the aggregate amount of $2,154,802 in four (4) installments (the "Installments"), which Installments (except for the First Installment)shall be due and payable in cash by the Investment Partnership within twenty-one
(21) days after the Investment Partnership shall have received evidence, reasonably satisfactory to it, of the occurrence of each of the conditions set forth below as to the applicable
Installment, as follows:

	(i)	$1,508,362 on the latest to occur of (A) receipt of
executed copies of the Bond documents listed in Exhibit B confirming the issuance of the Bonds and that the Bonds meet the requirements of Section 42(h)(4)(B) of the Code, (B) Initial Closing, (C) the Admission Date, (D) receipt of an estoppel letter reasonably satisfactory to BCTC 94 from the Lender, (E) receipt of a commitment for sale of the Bonds from Merchant Capital, LLC or (F) execution of an escrow agreement, satisfactory to BCTC 94, between the Investment Partnership and the Letter of Credit Issuer (the "First Installment") (the First Installment shall be due and payable contemporaneously with the satisfaction of the conditions set forth in this Section 5.01(c)(i));

	(ii)	$215,480 on the latest to occur of (A)  (A)
Substantial Completion, (B) Cost Certification, (C) State Designation, (D) receipt of updated insurance certificates and an updated title insurance policy satisfactory to BCTC 94, Inc., (E) confirmation by Boston Capital that outstanding Due Diligence Recommendations as set forth in Exhibit A attached hereto have been addressed by the General Partners to the reasonable satisfaction of Boston Capital, (F) receipt of a payoff letter from the Contractor stating that all amounts payable to the Contractor have been paid in full and that the Partnership is not in violation of the Construction Contract,
(G) receipt of an estoppel certificate of Lender stating that there are no defaults on the Loan, (H) satisfaction of all of the conditions to the payment of the First Installment or (I) receipt of a valid and recorded Extended Use Commitment and receipt of a subordination agreement from the Lender (the "Second Installment"); and

	(iii)	$215,480 on the latest to occur of (A) the Initial
100% Occupancy Date, (B) Final Closing, (C) Rental Achievement or
(D) satisfaction of all of the conditions to the payment of the First and Second Installments (the "Third Installment").

	(iv) 	$215,480 on the latest to occur of (A) receipt of
a tax return and audited financial statement for the year in which Rental Achievement occurred or (B) satisfaction of all of the conditions to payment of the First, Second, and Third
Installments (the "Fourth Installment").

As a condition precedent to each payment set forth above other than the First Installment, the General Partner shall, not less than twenty (20) days nor more than thirty (30) days prior to the time such Installment is due, give the Investment Partnership Notice in the form of a written certification that: (A) all conditions precedent to such Installment have been satisfied, (B) the representations, warranties and covenants given by the General Partner in Section 4.01(a) are valid and accurate, where still applicable, with respect to the General Partners, the Partnership and/or the Apartment Complex, as of the date of such certificate, and (C) to the best of their knowledge, after due inquiry, no condition exists which would, pursuant to Section 5.03, entitle the Investment Partnership to withhold the payment of such Installment. Based upon the giving of such Notice, such Installment shall be made on the due date therefor, or if such Notice is not timely given, then within twenty-one (21) days after receipt of such Notice.

	The First Installment shall be deposited with the Letter of Credit Issuer and disbursed at Initial Closing and during the construction period pursuant to the Escrow and Disbursement
Agreement based upon agreed upon draw procedures.

	(d)	(i) Upon the occurrence of Cost Certification and State
Designation, if ninety-nine and 99/100ths percent (99.99%) of the aggregate amount of Tax Credits: (A) for which the Partnership would be eligible with respect to the Apartment Complex based upon the Cost Certification, and/or (B) allocated by the Agency with respect to the Apartment Complex, is less than the aggregate amount of the Projected Credit over the ten-year credit period
(the "Allocation Differential"), then the Capital Contribution of the Investment Partnership shall be reduced by the "Adjustment
Amount". The Adjustment Amount shall be equal to the Allocation Differential multiplied by 83.70%. Any such reduction in Capital Contribution shall be applied to reduce the Second Installment and if, and to the extent necessary, the Third and Fourth
Installments. If no further Installments are due to be paid, then the entire amount of such reduction shall be repaid by the Partnership to the Investment Partnership promptly after demand is made therefor. The General Partner is obligated to provide such funds to the Partnership as shall be necessary to cause the aforesaid payment to be made by the Partnership to the Investment Partnership. In the event that there is a reduction in Capital Contributions equal to the Adjustment Amount, then the amount of the Projected Credit shall be proportionately reduced to reflect the Allocation Differential, and thereafter shall be referred to as the "Revised Projected Credit".

		(ii) If at any time the Accountants determine that, for any fiscal year or portion thereof during the Partnership's operation, ending on the date five (5) years from and after the date of Substantial Completion (the "Reduction Period"), the
Actual Credit for such fiscal year or portion thereof is less than the Projected Credit (or Revised Projected Credit) applicable to such fiscal year or portion thereof, then the Capital Contribution of the Investment Partnership shall be reduced by the Reduction Amount. The "Reduction Amount" shall be equal to the sum of (A) the Credit Shortfall multiplied by 83.70% and (B) the amount of any recapture, interest or penalty payable by the limited partners of the Investment Partnership (assuming pass through of all such liability in the year incurred and a tax rate equal to the maximum individual rate applicable in such year) as a result of the Credit Shortfall for such year. Any reduction in Capital Contribution shall first be applied to reduce the Installment next due to be paid by the Investment Partnership, and any portion of such reduction in excess of such Installment shall be applied to reduce succeeding Installments.
If no further Installments are due to be paid, then the entire amount of such reduction shall be repaid by the Partnership to the Investment Partnership promptly after demand is made therefor. The General Partner is obligated to provide such funds to the Partnership as shall be necessary to cause the aforesaid payment to be made by the Partnership to the Investment
Partnership.

		(iii) In the event that, for any reason, at any time after the Reduction Period, there is a Credit Shortfall with respect to any fiscal year during the Partnership's operation, the Investment Partnership shall be treated as having made a constructive advance to the Partnership with respect to such year
(a "Credit Recovery Loan"), which shall be deemed to have been made on January 1 of such year, in an amount equal to the sum of
(A) the Credit Shortfall for such year, plus (B) the amount of any recapture, interest or penalty payable by the limited partners of the Investment Partnership (assuming pass-through of all such liability in the year incurred and a tax rate equal to the maximum individual rate applicable in such year) as a result of the Credit Shortfall for such year. Credit Recovery Loans shall be deemed to bear simple (not compounded) interest, from the respective dates on which such principal advances are deemed to have been made under this Section 5.01(d) (iii) at 9% per annum. Credit Recovery Loans shall be repayable by the Partnership as provided in Sections 11.03(A)(f) and 11.04(A)(b).

	(e)	Without the Consent of all of the Partners, no
additional Persons may be admitted as additional Limited Partners and Capital Contributions may be accepted only as and to the extent expressly provided for in this Article V.

	5.02. Return of Capital Contribution TC "5.02. Return of Capital Contribution"\l2 . Except as provided in this Agreement, no Partner shall be entitled to demand or receive the return of his Capital Contribution.

	5.03. Withholding of Capital Contribution Upon Default TC "5.03. Withholding of Capital Contribution Upon Default"\l2 .
In the event that: (a) the General Partner or any successor
General Partner shall not have substantially complied with any material provisions under this Agreement, after Notice from the Investment Partnership of such noncompliance and failure to cure such noncompliance within a period of thirty (30) days from and after the date of such Notice, or (b) the Partnership is in default under any of the Project Documents, or (c) foreclosure proceedings shall have been commenced against the Apartment Complex, or (d) the Partnership shall not have satisfied the post-closing conditions described on Exhibit A attached hereto within the time frames designated therein, then the Investment Partnership, at its sole election, may cause the withholding of payment of any Installment otherwise payable to the Partnership. Notwithstanding the provisions herein, in the event that any Installment payment becomes due during the cure period stated in this Section 5.03(a), the Investment Partnership, at its sole election, may cause the withholding of any payment of any such Installment otherwise payable to the Partnership until the termination of such cure period, and then, according to the provisions herein.

	All amounts so withheld by the Investment Partnership under this Section 5.03 shall be promptly released to the Partnership only after the General Partners have or the Partnership has cured the default justifying the withholding, as demonstrated by evidence reasonably acceptable to the Investment Partnership.

	5.04. Legal Opinions TC "5.04. Legal Opinions"\l2 . As a condition precedent to payment of the First Installment, the Investment Partnership shall have received the opinion of Hendrick, Phillips, Schemm & Sulzman, which opinion shall be in form and substance satisfactory to the Investment Partnership and shall explicitly state that Hinckley, Allen & Snyder, of Boston, Massachusetts, counsel to the Limited Partner, may explicitly rely upon them.

	5.05.  Repurchase Obligation  TC "5.05.  Repurchase
Obligation"\l2  .

	(a)	If (i) Substantial Completion has not occurred and/or
the Apartment Complex is not placed in service by December 31, 2000; (ii) the Partnership has not received State Designation by December 31, 1999; (iii) Rental Achievement does not occur within
12 months from and after the occurrence of Substantial
Completion; (iv) the Partnership fails to meet the Minimum Set-
Aside Test and the Rent Restriction Test within 12 months of the date that the Apartment Complex is placed in service; (v) the Partnership fails to meet either the Minimum Set-Aside Test and the Rent Restriction Test at anytime during the first 60 months after initial achievement of the Minimum Set Aside and Rent Restriction Tests ; (vi) Final Closing has not occurred by June
30, 2000; (vii) an event of default described in Section 5.03(a),
(b) (c) and/or (d) shall exist and shall not have been cured within 30 days after the occurrence of such default; (viii) the Bonds are not issued, at the latest, by the end of the year in which the Project is placed in service and/or BCTC 94, Inc. has not received the documents set forth in Exhibit B,; or (ix) the General Partner fails to make Subordinated Loans as required by this Agreement; then the General Partner shall, within 30 days of the occurrence thereof, send to the Investment Partnership Notice of such event and of its obligation to purchase the Interest of the Investment Partnership hereunder and pay to the Investment Partnership the Invested Amount in the event the Investment Partnership in its sole discretion requires such purchase of its Interest. Thereafter, the General Partner, within 30 days of their receipt of Notice from the Investment Partnership of such election, shall acquire the entire Interest of the Investment Partnership in the Partnership by making payment to the Investment Partnership, in cash, of an amount equal to the Invested Amount.

	(b)	Upon receipt by the Investment Partnership of any such
payment of the Invested Amount, as applicable, the Interest of the Investment Partnership shall terminate, the Investment
Partnership shall execute, acknowledge and deliver such documents of assignment as the General Partner shall require and effectuate termination or transfer of its Interest, and the General Partner shall indemnify and hold harmless the Investment Partnership from any losses, damages, and/or liabilities to which the Investment Partnership (as a result of its participation hereunder) may be subject, except as and to the extent of any losses, damages and/or liabilities arising from the Investment Partnership's own negligence, misconduct or fraud, or breach of this Agreement.

ARTICLE VI
CHANGES IN PARTNERS  TC "ARTICLE VI - CHANGES IN PARTNERS"\l1

	6.01.	Withdrawal of a General Partner  TC "6.01.
	Withdrawal of a General Partner"\l2  .

	(a) 	A General Partner may withdraw from the Partnership or
sell, transfer or assign his or its Interest as General Partner only with the prior Consent of BCTC 94, Inc., and of the Lender, if required, and only after being given written approval by the necessary parties as provided in Section 6.02, and by the Lender, if required, of the General Partner(s) to be substituted for him or it or to receive all or part of his or its Interest as General Partner.

	(b) 	In the event that a General Partner withdraws from the
Partnership or sells, transfers or assigns his or its entire
Interest pursuant to Section 6.01(a), he or it shall be and shall remain liable for all obligations and liabilities incurred by him or it as General Partner, or arising out of any events occurring before such withdrawal, sale, transfer or assignment shall have become effective, but shall be free of any obligation or liability incurred on account of the activities of the Partnership from and after the time such withdrawal, sale, transfer or assignment shall have become effective, provided that if the withdrawal is in breach of this Agreement, the General
Partner shall be liable to the Partnership and/or the Limited
Partners for all damage, loss, cost or expense incurred by the Partnership or the Limited Partners as a result of such unauthorized withdrawal.

	6.02. Admission of a Successor or Additional General Partner TC "6.02. Admission of a Successor or Additional General Partner"\l2 . A Person shall be admitted as a General Partner of the Partnership only if the following terms and conditions are satisfied:

	(a)	the withdrawal of any withdrawing General Partner and
the admission of such Person shall have been Consented to by the remaining General Partner or its successors and the Investment
Partnership, and Consented to, if required, by the Lender;

	(b)	the successor or additional Person shall have accepted
and agreed to be bound by (i) all the terms and provisions of this Agreement, by executing a counterpart hereof, and (ii) all the terms and provisions of the Loan Documents, including by executing a counterpart thereof to the extent required by a Lender, and (iii) all the terms and provisions of such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General
Partner, and an amendment to this Agreement and/or the Certificate, as applicable, evidencing the admission of such Person as a General Partner shall have been filed and all other actions required by Section 1.05 in connection with such admission shall have been performed;

	(c)	if the successor or additional Person is a corporation
or a limited liability company, it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of its authority to become a General Partner, to do business in the State and to be bound by the terms and provisions of this Agreement; and

	(d)	counsel for the Partnership shall have rendered an
opinion that the admission of the successor or additional Person is in conformity with the Act and that none of the actions taken in connection with the admission of the successor Person will cause the termination or dissolution of the Partnership or will cause it to be classified other than as a partnership for federal income tax purposes.

6.03.	Effect of Bankruptcy, Death, Withdrawal,
Dissolution or Incompetence of a General Partner  TC "6.03.
	Effect of Bankruptcy, Death, Withdrawal, Dissolution or
Incompetence of a General Partner"\l2  .

	(a)	In the event of the Bankruptcy of a General Partner or
the withdrawal, death or dissolution of a General Partner or an adjudication that a General Partner is incompetent (which term shall include, but not be limited to, insanity) the business of the Partnership shall be continued by the other General Partner, if any, (and the other General Partner, by execution of this Agreement, expressly so agrees to continue the business of the Partnership); provided, however, that if the withdrawn, Bankrupt, deceased, dissolved or incompetent General Partner is then the sole General Partner, unless the Limited Partners within ninety
(90) days after receiving Notice of such Bankruptcy, withdrawal, death, dissolution or adjudication of incompetence elect to designate a successor General Partner and continue the Partnership upon the admission of such successor General Partner to the Partnership, the Partnership shall be terminated.

	(b)	Upon the Bankruptcy, death, dissolution or adjudication
of incompetence of a General Partner, such General Partner shall immediately cease to be a General Partner and his or its Interest shall without further action be converted to a Limited Partner Interest; provided, however, that if such Bankrupt, dissolved, incompetent or deceased General Partner is the sole remaining
General Partner, such General Partner shall cease to be a General Partner only upon the expiration of ninety (90) days after Notice to the Investment Partnership of the Bankruptcy, death, dissolution or declaration of incompetence of such General
Partner; and provided further that if such Bankrupt, dissolved, incompetent or deceased General Partner is the sole remaining
General Partner, the converted Partnership Interest of such replaced General Partner shall be ratably reduced to the extent deemed reasonable by the Limited Partners as a result of good faith negotiations with such substitute General Partner in order to give such substitute General Partner an appropriate economic interest in the Partnership.

	Except as set forth above, such conversion of a General Partner Interest to a Limited Partner Interest shall not affect any rights, obligations or liabilities (including without limitation, any of the General Partner's obligations under
Section 8.09 herein) of the Bankrupt, deceased, dissolved or incompetent General Partner existing prior to the Bankruptcy, death, dissolution or incompetence of such person as a General Partner (whether or not such rights, obligations or liabilities were known or had matured).

	(c)	If, at the time of the withdrawal, Bankruptcy, death,
dissolution or adjudication of incompetence of a General Partner, the Bankrupt, deceased, dissolved or incompetent General Partner was not the sole General Partner of the Partnership, the remaining General Partner or General Partners shall promptly (i) give Notice to the Limited Partners of such Bankruptcy, death, dissolution or adjudication of incompetence, and (ii) make such amendments to this Agreement and execute and file such amendments or documents or other instruments as are necessary to reflect the conversion of the Interest of the Bankrupt, deceased, dissolved or incompetent General Partner and his having ceased to be a General Partner. The remaining General Partner or General
Partners are hereby granted an irrevocable power of attorney to execute any or all documents on behalf of the Partners and the Partnership and to file such documents as may be required to effectuate the provisions of this Section 6.03.


                              ARTICLE VII
ASSIGNMENT TO THE PARTNERSHIP  TC "ARTICLE VII - ASSIGNMENT TO
THE PARTNERSHIP"\l1

	7.01.  Assignment of Contracts, etc.  TC "7.01.  Assignment
of Contracts, etc."\l2    The General Partners hereby transfer
and assign to the Partnership all of their, right, title and interest in and to the Apartment Complex, including the following:

	(i) any and all contracts, agreements, options, or commitments, relating to the acquisition of the Land;

	(ii) all contracts with architects, developers, engineers, contractors, supervising architects, and all other professionals and service providers with respect to the construction or development of the Apartment Complex;

	(iii) all plans, appraisals, reports, specifications and working drawings, heretofore prepared or obtained in connection with the Apartment Complex and all governmental approvals obtained, including planning, zoning and building permits;

	(iv) any and all commitments with respect to the Loan; and

	(v) any other work product related to the Apartment Complex.

ARTICLE VIII
RIGHTS, OBLIGATIONS AND POWERS
OF THE GENERAL PARTNERS  TC "ARTICLE VIII - RIGHTS, OBLIGATIONS
AND POWERS OF THE GENERAL PARTNERS"\l1

	8.01. Management of the Partnership TC "8.01. Management of the Partnership"\l2 .

	(a)	Except as otherwise set forth in this Agreement, the
General Partner, within the authority granted to it under this Agreement, shall have full, complete and exclusive discretion to manage and control the business of the Partnership for the purposes stated in Article III, shall make all decisions affecting the business of the Partnership and shall manage and control the affairs of the Partnership to the best of its ability and use its best efforts to carry out the purpose of the Partnership. In so doing, the General Partner shall take all actions necessary or appropriate to protect the interests of the Limited Partner and of the Partnership. The General Partner shall devote such of its time as is necessary to the affairs of the Partnership. .

	(b)	Except as otherwise set forth in this Agreement and
subject to the applicable Lender rules and regulations and the provisions of the Project Documents, the General Partner (acting for and on behalf of the Partnership), in extension and not in limitation of the rights and powers given by law or by the other provisions of this Agreement, shall, in its sole discretion, have the full and entire right, power and authority in the management of the Partnership business to do any and all acts and things necessary, proper, convenient or advisable to effectuate the purpose of the Partnership. In furtherance and not in limitation of the foregoing provisions, the General Partner is specifically authorized and empowered to execute and deliver, on behalf of the Partnership, the Project Documents and to execute any and all other instruments and documents, and amendments thereto, as shall be required in connection with the Loan including, but not limited to, executing any mortgage, note, contract, building loan agreement, bank resolution and signature card, release, discharge, or any other document or instrument in any way related thereto or necessary or appropriate in connection therewith; provided, however, that copies of all applications for advances of Loan proceeds, including, without limitation, any requests for disbursements from escrows or reserves, shall be provided to the Investment Partnership for the Investment Partnership's Consent contemporaneously with the request to the Letter of Credit
Issuer for the disbursement of any funds pursuant thereto.

	(c)	Subject to the terms of this Partnership Agreement, the
General Partner shall be responsible for the management and administration of the Partnership business and shall have all rights and authority generally conferred by law or necessary, advisable or consistent with accomplishing the purpose of the Partnership. Subject to the consent of the Special Limited
Partner, the General Partner shall have the power to assign duties and may delegate any of its powers, rights and obligations hereunder and may appoint, employ, contract or otherwise deal with any person for the transaction of business of the Partnership, which person may, but only under the supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve.

	(d)	Notwithstanding anything to the contrary contained
herein, the Limited Partners reserve the right, at their option to conduct an audit on twenty five (25%) percent of the initial leases or occupancy agreements executed in connection with the Apartment Complex in order to ensure compliance with the applicable Rent Restriction Test, Minimum Set Aside Test, or any other applicable tenant restriction test ("Occupancy Agreement Audit"). The Limited Partners shall select at their option, any combination of occupancy agreements which shall comprise the Occupancy Agreement Audit (the "Selected Occupancy Agreements"). The Occupancy Agreement Audit shall consist of a review of the complete tenant files in connection with the Selected Occupancy Agreements, including but not limited to any tenant financial information. Further, the Occupancy Agreement Audit shall be conducted with the cooperation of, and at the sole cost and expense of the General Partner if the Occupancy Agreement Audit reveals a material noncompliance. A material noncompliance shall be deemed to exist if at least five (5) occupancy agreements reveal noncompliance or violations of any applicable tenant restriction test. If the Occupancy Agreement Audit does not reveal a material noncompliance, the Limited Partners shall bear the cost of such audit.

	8.02.  Limitations Upon the Authority of the General
Partner  TC "8.02.  Limitations Upon the Authority of the General
Partners"\l2  .

	(a)	The General Partner shall not have any authority to:

		(i)	perform any act in violation of any applicable law
or regulation thereunder;

		(ii)	perform any act in violation of the provisions of
the Extended Use Commitment, the Loan Documents, or any other
Project Documents;

		(iii)	do any act required to be approved or
ratified in writing by all Limited Partners under the Act unless the right to do so is expressly otherwise given in this Agreement;

		(iv)	rent apartments in the Apartment Complex such that
the Apartment Complex would not meet the requirements of the Rent
Restriction Test or Minimum Set-Aside Test or to rent any of the Low-Income Units to any individuals whose income exceeds 60% of area median income, as adjusted for family size or any of the units to individuals in violation of the Regulatory Agreement; or

		(v)	borrow from the Partnership or commingle
Partnership funds with funds of any other Person.

	(b)	The General Partner shall not, without the Consent of
BCTC 94, Inc. have any authority to:

		(i)	sell or otherwise dispose of, at any time, all or
substantially all of the assets of the Partnership;

		(ii)	borrow in excess of $25,000 in the aggregate at
any one time outstanding on the general credit of the Partnership, except borrowings constituting Subordinated Loans or Credit Recovery Loans, or financing leases for miscellaneous office and laundry equipment entered into in the ordinary course of business;

		(iii)	following Substantial Completion, construct
any new or replacement capital improvements on the Apartment Complex which substantially alter the Apartment Complex or its use or which are at a cost in excess of $50,000 in a single Partnership fiscal year, except (a) replacements and remodeling in the ordinary course of business or under emergency conditions or (b) construction paid for from insurance proceeds;

		(iv)	acquire any real property in addition to the
Apartment Complex; or

		(v)	refinance the Loan.

	8.03.  Management Purposes  TC "8.03.  Management
Purposes"\l2 . In conducting the business of the Partnership, the General Partners shall be bound by the Partnership's purpose(s) set forth in Article III.

	8.04. Delegation of Authority TC "8.04. Delegation of Authority"\l2 . Subject to Section 8.05 hereof, the General Partner may employ, contract, or otherwise deal with any Person in connection with the performance of its management responsibilities hereunder, provided such Person acts only under the supervision of the General Partners.

	8.05.	General Partners or Affiliates Dealing with
Partnership  TC "8.05.	General Partners or Affiliates Dealing
with Partnership"\l2  .


		(a)	The General Partner or any Affiliate may act as
Management Agent on such terms and conditions permitted by applicable regulations of the Lender and the Agency, and may receive compensation at the highest rates approved and permitted by any Lender or the Agency at any time; provided that notwithstanding the foregoing, the Management Agent may not receive compensation in excess of 6% of gross rental receipts received from tenants of the Apartment Complex without the prior approval of the Special Limited Partner.

		(b)	The General Partner or any Affiliates thereof
shall have the right to contract or otherwise deal with the Partnership for the sale of goods or services to the Partnership in addition to those set forth herein, if (A) compensation paid or promised for such goods or services is reasonable (i.e., at fair market value) and is paid only for goods or services actually furnished to the Partnership, (B) the goods or services to be furnished shall be reasonable for and necessary to the Partnership, (C) the fees, terms and conditions of such transaction are at least as favorable to the Partnership as would be obtainable in an arm's-length transaction, (D) no agent, attorney, accountant or other independent consultant or contractor who also is employed on a full-time basis by the General Partner or any Affiliate shall be compensated by the Partnership for his services.

	Any contract covering such transactions shall be in writing and shall be terminable without penalty on sixty (60) days
Notice. Any payment made to the General Partner or any Affiliate for such goods or services shall be fully disclosed to all Limited Partners in the reports required under Section 13.04. Neither the General Partner nor any Affiliate shall, by the making of lump-sum payments to any other Person for disbursement by such other Person, circumvent the provisions of this Section 8.05(b).

	8.06. Other Activities TC "8.06. Other Activities"\l2 . The General Partner and any Affiliates thereof may engage in or possess interests in other business ventures of every kind and description for their own account, including, without limitation, serving as general partner of other partnerships which own, either directly or through interests in other partnerships, government-assisted housing projects similar to the Apartment Complex. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom.

8.07.	Liability for Acts and Omissions  TC "8.07.
	Liability for Acts and Omissions"\l2 . No General Partner shall be liable, responsible or accountable in damages or otherwise to any of the Partners for any act or omission performed or omitted by him or it, or any of them, in good faith on behalf of the Partnership and in a manner reasonably believed by him or it or any of them to be within the scope of the authority granted to him or it or any of them by this Agreement and in the best interest of the Partnership, except for negligence, willful misconduct, fraud or any material breach of his or its or their fiduciary duty as General Partner with respect to such acts or omissions. Any loss or damage incurred by any General Partner by reason of any act or omission performed or omitted by him or it or any of them in good faith on behalf of the Partnership and in a manner reasonably believed by him or it or any of them to be within the scope of the authority granted to him or it by this Agreement and in the best interests of the Partnership (but not, in any event, any loss or damage incurred by any General Partner by reason of negligence, willful misconduct, fraud or any material breach of his or its or their fiduciary duty as General Partner with respect to such acts or omissions, or liabilities of the Partners chargeable to the General Partner) shall be paid from Partnership assets to the extent available, but the Limited Partners shall not have any personal liability to the General Partners under any circumstances on account of any such loss or damage incurred by the General Partners or on account of the payment thereof.

	8.08. Partnership Status TC "8.08. Partnership Status"\l2 . The Partners intend that the Partnership will be classified as a partnership for federal income tax purposes. The General Partner will undertake any and all actions necessary under the Code and the regulations promulgated thereunder, including any future amendments to such regulations, to ensure that the Partnership will be classified as a partnership for federal income tax purposes. The General Partner will file or cause to be filed any elections that may be required (but only if required) under the Code and the regulations promulgated thereunder, including any future amendments to such regulations, in order to ensure that the Partnership will be classified as a partnership for federal income tax purposes. The General Partner will not change its classification status or election without the consent of the Special Limited Partner.

	8.09. Construction of the Apartment Complex, Construction Cost Overruns, Operating Deficits TC "8.09. Construction of the
Apartment Complex, Construction Cost Overruns, Operating
Deficits"\l2  .

	(a)	(i) The Partnership has entered or will enter into the
Construction Contract. The General Partners shall be responsible for:

	(A)	achieving completion of construction of the
Apartment Complex on a timely basis in accordance with the Plans and Specifications, this Agreement and the Project Documents;

		(B)	meeting all requirements for obtaining all
necessary permanent, unconditional certificates of occupancy for all the apartment units in the Apartment Complex;

		(C)	fulfilling all actions required of the Partnership
to assure that the Apartment Complex satisfies the Minimum Set-
Aside Test and the Rent Restriction Test; and

		(D)	causing the making of the Loan by the Lender and
the achievement of Initial and Final Closing.

	(ii)	The General Partner hereby is obligated to pay all
Excess Development Costs; the Partnership shall have no obligation to pay any Excess Development Costs.

	(iii)	In the event that the General Partner shall fail
to pay any such Excess Development Costs as required in this
Section 8.09(a), an amount not in excess of the next installment of the Development Fee due to the Developer shall be applied by the Partnership as an offset against such obligations of the General Partner.

	Any such direction and application of funds otherwise payable to the Developer as aforesaid shall be deemed to have been paid by the Partnership to the Developer and then applied to reduce the amount of the Excess Development Costs, and the Partnership's obligation to make installment payments to the Developer pursuant to Section 8.10(a), as well as the Investment Partnership's obligation to make future Installments, shall be deemed satisfied to the extent of the funds applied to reduce the General Partners' obligation to fund Excess Development Costs, and the obligations of the General Partners pursuant to Sections 8.09(a) (i) or 8.09(a) (ii) shall be deemed satisfied to the extent of the funds applied.

	(b)	In the event that, at any time (subject to the
hereinafter set forth limitations), an Operating Deficit shall exist, the General Partner shall provide such funds to the Partnership as shall be necessary to pay such Operating Deficit(s) in the form of a loan to the Partnership (the "Operating Deficit Loan(s)"). An Operating Deficit Loan shall be a Subordinated Loan payable in accordance with the provisions of
Section 8.17; provided, however that Operating Deficit Loans shall bear no interest.

	From and after the occurrence of the later of (i) Rental Achievement and (ii) the extension of the Letter of Credit for an additional five-year term, the obligation of the General Partner to make Operating Deficit Loans shall be limited to an aggregate of $1,000,000. The General Partner's obligation to make Operating Deficit Loans shall terminate upon the later of (i) the expiration of 60 months from Rental Achievement and (ii) the extension of the Letter of Credit for an additional five-year term.

	In the event that the General Partner shall fail to make any such Operating Deficit Loan as aforesaid, an amount not in excess of the required Operating Deficit Loan shall be applied by the Partnership against the Development Fee due to the Developer as an offset against the obligations of the General Partner pursuant to this Section 8.09(b). Any such direction and application of funds otherwise payable to the Developer as aforesaid shall be deemed to have been paid by the Partnership to the Developer and then applied to reduce the amount of the Operating Deficit Loan, and the Partnership's obligation to make installment payments to the Developer pursuant to Section 8.10(a), as well as the Investment Partnership's obligation to make future Installments, shall be deemed satisfied to the extent of the funds applied to reduce the General Partners' obligation to make such Operating Deficit Loan, and the obligations of the General Partners pursuant to Sections 8.09(a) (i) or 8.09(a) (ii) shall be deemed satisfied to the extent of the funds applied.

	8.10. Development Fee TC "8.10. Development Fee"\l2 . The Partnership has entered into a Development Agreement of even date herewith with the Developer for its services in connection with the development and construction of the Apartment Complex. In consideration for such services, a Development Fee in the total amount of $1,830,000 shall be payable by the Partnership to the Developer, solely from the Capital Contributions by the Investment Partnership except as provided in Sections 5.01(a), 11.03A(c) and 11.04(A)(b)(1).

	The Development Fee shall be due and payable as follows:

	(a) $322,412 from the proceeds of the First Installment, which shall be disbursed subject to the approval of the Letter of Credit Issuer and to the provisions of the Escrow and Disbursement Agreement, and up to $300,000 of which shall be disbursed in amounts equal to $30,000 per month throughout the course of construction;

	(b)  $215,480 upon receipt by the Partnership of the Second
Installment;

	(c)  $215,480 upon receipt by the Partnership of the Third
Installment;

(d)  $215,480 upon receipt by the Partnership of the Fourth
Installment;

	(e) the remainder of the Deferred Development Fee shall be payable only in accordance with Sections 11.03A(c) and 11.04A(b) or, if not sooner paid, on December 31, 2009;

	Notwithstanding the foregoing, if as of Rental Achievement the Development Sources have exceeded the total development costs as described in clauses (i) through (vii) of the definition of Excess Development Costs plus all amounts previously paid on the Development Fee through the Fourth Installment (the "Development Savings"), then the Partnership shall pay the Developer an amount equal to the Development Savings as a payment on the Development Fee otherwise payable under Sections 11.03A(c) and 11.04A(b).
The payment of any Development Savings toward the Development Fee shall be payable within thirty (30) days following the Investment Partnership's receipt of a certificate from the General Partner and the Developer calculating the Development Savings together with such supporting documentation as the Investment Partnership may reasonably require.

	8.11. Partnership Incentive Management Fee TC "8.11. Partnership Incentive Management Fee"\l2 . The Partnership has entered into a Partnership Management Services Agreement with the General Partner of even date herewith for its services in managing the business of the Partnership for the period from the date hereof throughout the term of the Partnership, commencing in 2000. Such agreement includes provisions to the effect that in return for its services in administering and directing the business of the Partnership, maintaining appropriate books and records relating to all financial affairs of the Partnership, and reporting periodically to the Partners, the Lender and the Agency with respect to the financial and administrative affairs of the Partnership and the Apartment Complex, the Partnership shall pay to the General Partner, from the Cash Flow and/or from Proceeds of Capital Transactions of the Partnership available for distribution and in accordance with Section 11.03A(e) and 11.04(A)(b) an annual Partnership Incentive Management Fee.


	Such fee shall be payable in accordance with the provisions of any applicable regulations of the Lender or the Agency and of the Project Documents and shall be in an amount equal to $30,000 per year, commencing in 2000 and payable from Cash Flow. Such fee shall be cumulative from year to year until Cash Flow or Proceeds of Capital Transaction are sufficient to make all or a portion of accrued payments due in accordance with the priorities set forth in Sections 11.03A and 11.04A.

	8.11.1 Asset Management Fee TC "8.11.1 Asset Management Fee"\l2 . The Partnership shall pay to Boston Capital, or an Affiliate thereof, an annual Asset Management Fee in the amount of $15,000 per annum, commencing in 2000, for its services in assisting with the preparation of the reports required pursuant to Section 13.04 and shall be payable from Cash Flow; provided, however, that if in any fiscal year, Cash Flow is insufficient to pay all or any portion of the Asset Management Fee, the General Partner shall make a Subordinated Loan to the Partnership in an amount not to exceed the lesser of $10,000 per annum or that amount necessary to pay the unpaid portion of such fee. Any unpaid portion of said Asset Management Fee, to the extent not paid by the General Partners, shall accrue, without interest, and shall be payable on a cumulative basis in the first year in which there is sufficient Cash Flow available for the payment of such fee, or, in the first year in which proceeds of a Capital Transaction are available

	8.12. Withholding of Fee Payments TC "8.12. Withholding of Fee Payments"\l2 . In the event that: (a) the General Partner or any successor General Partner shall not have substantially complied with any material provisions under this Agreement, after Notice from the Investment Partnership of such noncompliance and failure to cure such noncompliance within a period of thirty (30) days from and after the date of such Notice, or (b) the Partnership is in default under any of the Project Documents, or
(c) foreclosure proceedings shall have been commenced against the Apartment Complex, or (d) the Partnership shall not have satisfied the post-closing conditions described on Exhibit A attached hereto within the time frames designated therein, then
(i) then the Investment Partnership, at its sole election, may cause the withholding of payment of any installment of fees payable pursuant to Sections 8.10 and 8.11, and (ii) the General Partner shall be liable for the Partnership's payment of any and all installments of the Development Fee payable pursuant to
Section 8.10, to the extent that the Investment Partnership has withheld any Installment(s) pursuant to Section 5.03 as a result of the above-described default.

	All amounts so withheld by the Partnership under this
Section 8.12 shall be promptly released only after the General Partner have cured the default justifying the withholding, as demonstrated by evidence reasonably acceptable to the Investment Partnership.

	8.13.  Removal of a General Partner  TC "8.13.  Removal of a
General Partner"\l2  .

	(a)	BCTC 94, Inc., acting on behalf of the Investment
Partnership, so long as the Investment Partnership is a Partner, shall have the right to remove any or all General Partner (i) for any intentional misconduct or gross negligence in the discharge of its duties and obligations as a General Partner (provided that such misconduct or failure results in, or is likely to result in, a material detriment to or an impairment of the Apartment Complex or assets of the Partnership), or (ii) upon the occurrence of any of the following:

		(A)	such General Partner shall have violated any of
the material provisions of the Extended Use Commitment, the Loan
Documents, or any provisions of any other Project Document or other document required in connection with the Loan, or any provisions of the Agency regulations applicable to the Apartment
Complex;

		(B)	such General Partner shall have violated any
material provision of this Agreement or any provision of applicable law, which violations shall include, without limitation (i) withdrawal of a General Partner without the Consent of the Investment Partnership pursuant to the Section
6.01(a) or (ii) the failure of a General Partner to make
Subordinated Loans required under this Agreement;

	(C)	such General Partner shall have caused the Loan go
into default; or

		(D)	such General Partner shall have conducted its own
affairs or the affairs of the Partnership in such manner as would: (1) cause the termination of the Partnership for federal income tax purposes; or (2) cause the Partnership to be treated for federal income tax purposes as an association, taxable as a corporation.

	(b)	BCTC 94, Inc. shall give Notice to all Partners of its
determination that any such General Partner shall be removed.
The General Partner shall have thirty (30) days after receipt of such Notice to cure any default or other reason for such removal, in which event it shall remain as General Partner. If, at the end of such cure period such General Partner has not cured any default or other reason for such removal, (i) without any further action by any Partner, BCTC 94, Inc. or its designee shall automatically become a General Partner and acquire in consideration of a cash payment of $5 such portion of the Interest of the removed General Partner as counsel to the Investment Partnership shall determine is the minimum appropriate interest in order to assure the continued status of the Partnership as a partnership under the Code and under the Act,
(ii) the remaining portion of the economic Interest of the removed General Partner shall automatically be converted to an equal economic Interest as an Additional Limited Partner, (iii) the economic Interest of BCTC 94, Inc. as the Special Limited
Partner shall continue unaffected by the new status of BCTC 94, Inc. or its designee as a General Partner, and (iv) the new
General Partner shall automatically be irrevocably delegated all of the powers and duties of the General Partner hereunder.

	(c)	BCTC 94, Inc. or any successor General Partner proposed
by the Special Limited Partner shall have the option, exercisable in its sole discretion, to acquire the Additional Limited Partner Interest, or any portion thereof, of any removed General Partner upon payment of the agreed or then present fair market value of such Interest or portion thereof. Any dispute as to the value of the Interest or portion thereof to be acquired pursuant to the immediately preceding sentence shall be submitted to a committee composed of three qualified real estate appraisers, one chosen by the removed General Partner, one chosen by the successor General Partner, and the third chosen by the two so chosen. The proceedings of such committee shall conform to the rules of the American Arbitration Association, as far as appropriate, and its decision shall be final and binding. The expense of arbitration shall be born equally by the removed General Partner and the Partnership. The method of payment will be deemed presumptively fair where it provides for a promissory note bearing simple interest at eight percent (8%) per annum coming due in no less than five (5) years with equal installments each year.

	(d)	Upon removal, no General Partner or any Affiliate
thereof shall be entitled to receive any fee, compensation or other remuneration from the Partnership, other than the above-described payment for the Interest, or portion thereof, of the Removed General Partner. The Partnership is not authorized to enter into any arrangement whereby any fee, compensation or other remuneration could be payable directly or indirectly to any General Partner or Affiliate thereof in a manner inconsistent with the immediately preceding sentence unless the prior written consent of BCTC 94, Inc. shall have been obtained to such particular arrangement. The Partnership may offset against any payments to a General Partner removed under this Section 8.13 any damages suffered by the Partnership as a result of any breach of the obligations of such General Partner hereunder. A General Partner so removed will not be liable as a general partner for any obligations of the Partnership incurred after the effective date of its removal, but shall be and remain liable for all obligations and liabilities incurred by it as General Partner before such removal became effective, including, but not limited to, its obligations set forth in Section 8.09 hereof.

	(e)	Each General Partner hereby grants to each of the
Investment Partnership and BCTC 94, Inc. an irrevocable power of attorney, coupled with an interest, to execute any and all documents on behalf of the Partners and the Partnership as shall be legally necessary and sufficient to effect all of the foregoing provisions of this Section 8.13. The election by BCTC 94, Inc. to remove such General Partner under this Section shall not limit or restrict the availability and use of any other remedy which BCTC 94, Inc. or any other Partner might have with respect to the General Partner in connection with its undertakings and responsibilities under this Agreement.

	8.14. Selection of Management Agent TC "8.14. Selection of Management Agent"\l2 . The Partnership, with the approval of the Lender and the Agency, if required, shall engage such person, firm or company as the General Partners may select, and as BCTC 94, Inc. may approve, which approval shall not be unreasonably withheld (hereinafter referred to as "Management Agent") to manage the operation of the Apartment Complex during the rent-up period and following Substantial Completion for a period of one year, and thereafter such management contract may be extended on an annual basis unless terminated for cause. The Management
Agent shall be paid a management fee subject to Section 8.05(a) and to the approval of the Lender and the Agency, if required.
The contract between the Partnership and the Management Agent and the management plan for the Apartment Complex shall be in a form acceptable to the Lender and the Agency, if required. Signature Management Corp. hereby is approved by the parties hereto as the initial Management Agent.

	8.15  Removal of the Management Agent.  The General Partner
(i) may, upon receiving any required approval of the Lender and the Agency, dismiss the management Agent as the entity responsible for managing the Apartment Complex under the terms of the contract between the Partnership and the Management Agent, and (ii) at the request of BCTC 94, Inc., subject to any notice requirements set forth in the Management Agreement, shall remove the Management Agent in the event that (A) BCTC 94, Inc., in its reasonable discretion, determines that the Management Agent does not possess the necessary experience to properly manage the Apartment Complex or (B) the Management Agent is declared
Bankrupt, is dissolved, or makes an assignment for the benefit of its creditors, or for any intentional misconduct by the Management Agent or gross negligence in the discharge of its duties and obligations as Management Agent, including, without limitation, for any action or failure to take any action which:

		(1) violates in any material respect any provision of the Management Agreement entered into with the Partnership and approved by the Lender, and/or any provision of the Extended Use
Commitment, the Regulatory Agreement and/or the Loan Documents applicable to the Apartment Complex, or the Lender approved management plan for the Apartment Complex, or

		(2) violates in any material respect any provision of this Agreement or provision of applicable law.

	8.16. Replacement of the Management Agent TC "8.16. Replacement of the Management Agent"\l2 . Upon the removal of the Management Agent as the entity responsible for the management of the Apartment Complex, a substitute Management Agent, which may be an Affiliate of any of the General Partners, shall be named by the General Partner, by their joint agreement, subject to the approval of the Lender, if required, and the Consent of BCTC 94, Inc.

	8.17. Subordinated Loans to the Partnership TC "8.17. Subordinated Loans to the Partnership"\l2 . In the event that additional funds are required by the Partnership for any purpose relating to the business of the Partnership or for any of its obligations, expenses, costs or expenditures, the Partnership may borrow such funds as are needed from any Partners or other Person or organization, including the General Partner, for such period of time and on such terms as the General Partner, BCTC 94, Inc. and the Lender, if so required, may agree and at the rate of interest then prevailing for comparable loans (except for Operating Deficit Loans made pursuant to Section 8.09(b), which shall bear interest only as provided in Section 8.09(b)); provided however, that no such additional loans shall be secured by any mortgage or other encumbrance on the property of the Partnership without the Consent of BCTC 94, Inc. and the approval of the Lender, if required. Loans made under this Section shall be repaid as set forth in Section 11.01 of this Agreement, but any amount of any such loan that is outstanding at the time of the occurrence of any of the events described in Sections 11.04 or 12.01 shall be repaid as provided in Section 11.04A(c)(5). The General Partners are obligated to make Subordinated Loans in accordance with Section 8.09 and Section 8.11.1.

	8.18.  Reserve Fund for Replacements  TC "8.18.  Reserve
Fund for Replacements"\l2  .

		(a)	Reserve Fund for Replacements.  The Partnership
shall establish a Reserve Fund for Replacements with respect to the Apartment Complex, as required by the Letter of Credit Issuer and BCTC 94, Inc. The Partnership shall make deposits into the Reserve Fund at the rate of $3,633 per month commencing on the first day of the month following the Debt Service Coverage Date
(as defined in the Letter of Credit and Reimbursement Agreement);
such deposits may be suspended only as approved by the Letter of Credit Issuer and/or BCTC 94, Inc. Funds in the Reserve Fund for Replacements are intended to be employed for the replacement as needed of fixtures, equipment, structural elements and other components of the Apartment Complex of a capital nature. All interest earnings on funds on deposit in the Reserve Fund for Replacements shall be retained therein for the aforesaid purposes. The Reserve Fund for Replacement shall be maintained in an account established with the Letter of Credit Issuer and shall remain under the joint control of the General Partner and BCTC 94, Inc. Withdrawals from the Reserve Fund for Replacements shall be made only with the Consent, or upon the direction, of the Letter of Credit Issuer, the General Partners and BCTC 94,
Inc.

		(b)	Operating Deficit Reserve.   The Partnership shall
establish an Operating Deficit Reserve Escrow Account (the
"Operating Deficit Reserve") as a separate, interest bearing account with and shall deposit therein funds in the amount of
$348,500.  Funds in the Operating Deficit Reserve are intended to be employed solely for the payment of Operating Deficits
(including, without limitation, debt service, taxes and
insurance), unless otherwise released from escrow by the Lender and/or Letter of Credit Issuer with the Consent of BCTC 94, Inc., provided that until Rental Achievement the Operating Deficit
Reserve must always maintain a minimum balance of $200,000, which may not be depleted by draws on the Operating Deficit Reserve during the period prior to Rental Achievement.  All interest earnings on funds on deposit in the Operating Deficit Reserve shall be retained therein for the aforesaid purposes.
Withdrawals from the Operating Deficit Reserve shall be made only with the Consent, or upon the direction, of the Lender and BCTC
94, Inc..   The Operating Deficit Reserve shall be maintained
until the later of (i)  five years after the occurrence of Rental
Achievement, or (ii) the achievement of twelve consecutive months at a minimum monthly occupancy rate of 93% plus twelve consecutive months of operations during each of which Cash
Available for Debt Service Requirements equals or exceeds 1.15 times Debt Service or (iii) the extension of the Letter of Credit for an additional five-year term.

	The Operating Deficit Reserve shall also be subject to the requirements of the Letter of Credit Issuer and shall function initially as the Lease Up Reserve required by the Letter of Credit Issuer. Upon Rental Achievement, the Operating Deficit Reserve shall be paid into the account maintained by the Letter of Credit Issuer as the Letter of Credit/Debt Service Account, into which annual payments set forth in Section 11.03 A(b) shall also be paid. Withdrawals from the Operating Deficit Reserve shall always be subject to the consent of both the Lender and BCTC 94, Inc.
ARTICLE IX
TRANSFERS OF, AND RESTRICTIONS ON TRANSFERS
OF INTERESTS OF LIMITED PARTNERS TC "ARTICLE IX - TRANSFERS OF, AND RESTRICTIONS ON TRANSFERS OF INTERESTS OF LIMITED
PARTNERS"\l1

	9.01.  Purchase for Investment  TC "9.01.  Purchase for
Investment"\l2  .

		(a)	The Investment Partnership hereby represents and
warrants to the General Partners and to the Partnership that the acquisition of its Interest is made as principal for its account for investment purposes only and not with a view to the resale or distribution of such Interest, except insofar as the Securities
Act of 1933 and any applicable securities law of any state or other jurisdiction permit such acquisitions to be made for the account of others or with a view to the resale or distribution of such Interest without requiring that such Interest, or the acquisition, resale or distribution thereof, be registered under the Securities Act of 1933 or any applicable securities law of any state or other jurisdiction.

		(b)	The Investment Partnership agrees that it will not
sell, assign or otherwise transfer its Interest or any fraction thereof to any Person who does not, by agreeing to be bound by this Agreement, similarly represent and warrant and similarly agree not to sell, assign or transfer such Interest or fraction thereof to any Person who does not similarly represent and warrant and agree.

(c)	The Investment Partnership is an "accredited
investor" as defined in Rule 501 promulgated by the United States
Securities and Exchange Commission.

	9.02.  Restrictions on Transfer of Limited Partner's
Interests  TC "9.02.  Restrictions on Transfer of Limited
Partner's Interests"\l2  .

		(a)	Under no circumstances will any offer, sale,
transfer, assignment, hypothecation or pledge of any Limited
Partner Interest, other than (i)  an assignment to an Affiliate
(a "Permitted Assignee") or (ii) a pledge or collateral assignment (a "Financing Pledge") to a lender financing the acquisition of the Limited Partner Interest (a "Financing
Pledgee"), be permitted unless the General Partners, in their sole discretion, shall have Consented.

		(b)	The Limited Partner whose interest is being
transferred shall pay such reasonable expenses as may be incurred by the Partnership in connection with such transfer.

	9.03. Admission of Substitute Limited Partners TC "9.03. Admission of Substitute Limited Partners"\l2 .

		(a)	Except as permitted under Section 9.03(b), and
subject to the other provisions of this Article IX, an assignee of the Interest of a Limited Partner (which shall be understood to include any purchaser, transferee, donee, or other recipient of any disposition of such Interest) shall be admitted as a Substitute Limited Partner of the Partnership only upon the satisfactory completion of the following:

		(i)	Consent of the General Partner which shall not
unreasonably be withheld, and the consent of the Lender, if required, shall have been given, which Consent of the General
Partner may be evidenced by the execution by the General Partner of an amended Agreement and/or Certificate evidencing the admission of such Person as a Limited Partner pursuant to the requirements to the Act;

	(ii)	the assignee shall have accepted and agreed to be
bound by the terms and provisions of this Agreement by executing a counterpart of this Agreement or an appropriate amendment hereto, or such other document as reflects the assignee's agreement to be bound by the provisions hereof and such other documents or instruments as may be required by law in order to effect the admission of such Person as a Limited Partner;

		(iii)	an amended Agreement and/or Certificate
evidencing the admission of such Person as a Limited Partner shall have been filed for recording pursuant to the requirements of the Act to the extent required in order to effectuate the admission of such Person as a Limited Partner;

	(iv)	if the assignee is a corporation and if the
General Partner so requires, the assignee shall have provided the General Partners with evidence satisfactory to counsel for the Partnership of its authority to become a Limited Partner under the terms and provisions of this Agreement; and

	(v)	the assignee or the assignor shall have reimbursed
the Partnership for all reasonable expenses, including all reasonable legal fees and recording charges, incurred by the Partnership in connection with such assignment.

	(b)	A Permitted Assignee and, upon foreclosure of a
Financing Pledge, a Financing Pledgee, shall be automatically admitted to the Partnership as a Substitute Limited Partner upon compliance only with Section 9.03(a) (ii), (iii), (iv) and (v).

	(c)	For the purpose of allocation of Taxable Income, Tax
Losses, Tax Credits, and for the purpose of distributing cash of the Partnership, a Substitute Limited Partner shall be treated as having become, and as appearing in, the records of the Partnership as a Partner upon its signing of an amendment to this Agreement, agreeing to be bound hereby.

	(d)	The General Partner shall cooperate with the Person
seeking to become a Substitute Limited Partner by preparing the documentation required by this Section and making all official filings and publications. The Partnership shall take all such action, including the filing of any amended Agreement and/or Certificate evidencing the admission of any Person as a Limited Partner, and the making of any other official filings and publications, as promptly as practicable after the satisfaction by the assignee of the Interest of a Limited Partner of the conditions contained in this Article IX to the admission of such Person as a Limited Partner of the Partnership.

	9.04. Rights of Assignee of Partnership Interest TC "9.04. Rights of Assignee of Partnership Interest"\l2 .

	(a)	Except as provided in this Article and as required by
operation of law, the Partnership shall not be obligated for any purpose whatsoever to recognize the assignment by any Limited
Partner of his (its) Interest until the Partnership has received actual Notice thereof.

	(b)	Any Person who is the assignee of all or any portion of
a Limited Partner's Interest, but does not become a Substitute
Limited Partner and desires to make a further assignment of such Interest, shall be subject to all the provisions of this Article
IX to the same extent and in the same manner as any Limited
Partner desiring to make an assignment of his its Interest.

                           ARTICLE X
                    RIGHTS AND OBLIGATIONS
OF LIMITED PARTNERS  TC "ARTICLE X - RIGHTS AND OBLIGATIONS OF
LIMITED PARTNERS"\l1
	10.01. Management of the Partnership TC "10.01. Management of the Partnership"\l2 . No Limited Partner shall take part in the management or control of the business of the Partnership nor transact any business in the name of the Partnership. Except as otherwise expressly provided in this Agreement, no Limited Partner shall have the power or authority to bind the Partnership or to sign any agreement or document in the name of the Partnership. No Limited Partner shall have any power or authority with respect to the Partnership except insofar as the consent of any Limited
Partner shall be expressly required and except as otherwise expressly provided in this Agreement.
	10.02. Limitation on Liability of Limited Partners TC "10.02. Limitation on Liability of Limited Partners"\l2 . The liability of each Limited Partner shall be limited to its Capital Contribution as and when payable under the provisions of this Agreement. No Limited Partner shall have any other liability to contribute money to, or in respect of the liabilities or obligations of, the Partnership, nor shall any Limited Partner be personally liable for any obligations of the Partnership. No
Limited Partner shall be obligated to make loans to the Partnership.
	10.03.  Other Activities  TC "10.03.  Other Activities"\l2
 . Any Limited Partner may engage in or possess interests in other business ventures of every kind and description for its own account, including without limitation, serving as general or limited partner of other partnerships which own, either directly or through interests in other partnerships, government-assisted housing projects similar to the Apartment Complex. Neither the Partnership nor any of the Partners shall have any right by virtue of this Agreement in or to such other business ventures to the income or profits derived therefrom.
	10.04. Ownership by Limited Partner of Corporate General Partners or Affiliate TC "10.04. Ownership by Limited Partner of Corporate General Partners or Affiliate"\l2 . No Limited
Partner shall, at any time, either directly or indirectly, own any stock or other interest in any corporate General Partner if such ownership by itself or in conjunction with other stock or other interests owned by other Limited Partners would, in the opinion of Hinckley, Allen & Snyder or other tax counsel to the Investment Partnership, jeopardize the classification of the Partnership as a partnership for federal income tax purposes. In the event of any violation of the provisions of this Section by any one or more Limited Partners, such Limited Partner or Limited Partners shall either dispose of their Interests in the Partnership (subject to and in compliance with the provisions of Article IX) or of their stock or other interest in the corporate General Partner or Affiliates to the extent necessary so that, in the opinion of counsel for the Partnership, the classification of the Partnership as a partnership for federal income tax purposes is no longer in jeopardy. The obligation of any such disposition required of more than one Limited Partner shall be shared among them on an equitable basis. Notwithstanding the foregoing, neither the General Partners nor any Limited Partner shall be liable in damages to the Partnership or to any Partner by reason of any violation of this Section, except for damages arising (a) out of any material misrepresentation by any Limited Partner relating to the ownership of stock or other interest in a corporate General Partner or any affiliate by him or by any member of his family (within the meaning of the attribution rules set forth in Section 318 of the Code), or (b) out of any failure by any Limited Partner to dispose of his Interest in the Partnership or of his stock or other interest in a corporate
General Partner or Affiliate within a reasonable time after Notice to such Limited Partner by the Partnership of the obligations to make such disposition.

                           ARTICLE XI
         ALLOCATION OF TAXABLE INCOME, TAX LOSSES, TAX CREDITS
                      AND CASH DISTRIBUTIONS
  TC "ARTICLE XI - ALLOCATION OF TAXABLE INCOME, TAX LOSSES, TAX
CREDITS AND CASH DISTRIBUTION"\l1

	11.01.  Allocation of Taxable Income, Tax Losses and Tax
Credits  TC "Section 11.01.  Allocation of Taxable Income, Tax
Losses and Tax Credits"\l2  .

	A.	General.  Subject to the special allocations set forth
in this Article XI, Taxable Income, Tax Credits and Tax Losses for each fiscal year of the Partnership (or part thereof) other than those to be allocated pursuant to Section 11.01B or Section
11.02 hereof, shall be allocated 99.99% to the Investment
Partnership and .01% to the General Partner.

	B.	Nonrecourse Deductions.  Nonrecourse Deductions for any
fiscal year or other period shall be specially allocated 99.99% to the Investment Partnership and .01% to the General Partners.

	C.	Partner Loan Nonrecourse Deductions.  Any Partner Loan
Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the loan to which such Partner Loan
Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

	11.02 TC "Section 11.02"\l2 . Allocation of Taxable Income and Tax Losses from Capital Transactions. Subject to the special allocations set forth in this Article XI, Taxable Income and Tax Losses from Capital Transactions shall be allocated to the Partners as follows:

	(i)	Taxable Income from Capital Transactions shall be
allocated:

		(a)	first, to the Partners with negative Capital
Accounts pro rata in such amounts as will result in the elimination of the negative Capital Accounts of such Partners;
provided, however, that if Taxable Income to be allocated pursuant to this Section 11.02(i)(a) is insufficient to eliminate all negative Capital Accounts, such Taxable Income will be allocated to Partners with negative Capital Accounts in the proportion that each such Partner's negative Capital Account bears to the total of all such Negative Capital Accounts;

	(b)	second, in the amount and to the extent necessary
to increase the Partners' respective Capital Accounts to equal the amounts distributable under Sections , 11.04 A(d) and 11.04 A
(e);

		(c)	then, the balance, if any, of such Taxable Income
shall be allocated 70% to the General Partner and 30% to the Investment Partnership.

	(ii)	Tax Losses from Capital Transactions shall be
allocated:

		(a)	first, to the extent of the respective positive
balances in the Partners' Capital Accounts; and

		(b)	any balance, 99.99% to the Limited Partner and
 .01% to the General Partner.

	(iii) 	Notwithstanding the foregoing provisions, if
Taxable Income to be allocated includes income treated as ordinary income for federal income tax purposes because such Taxable Income is attributable to the recapture of depreciation under Section 1245 or 1250 of the Code, such Taxable Income, to the extent treated as ordinary income, shall be allocated to and reported by the Partners in proportion to their accumulated
depreciation allocations.   The Partnership shall keep records of
such allocations of depreciation to the Partners. In determining the accumulated depreciation allocations of the Partners, depreciation deductions for each taxable year shall be deemed allocated to the Partners in the same proportion as the Taxable Income or Tax Losses in that particular taxable year were allocated to the Partners.

	11.03  Distribution of Cash Flow  TC "11.03  Distribution of
Cash Flow"\l2  .

	A.	Subject to Lender approval, if required, Cash Flow
shall be determined for each fiscal year and shall be applied or distributed at such time or times as the General Partners deem appropriate, but in no event less than once in each fiscal year, in the following order of priority:

		(a) First, to payment of the Asset Management Fee currently due, together with any accrued but unpaid Asset
Management Fees;

		(b) Second, for each of the first five years of operation from and after Rental Achievement, to payment of $130,000 annually to the Cash Flow Reserve Account.

		(c)  Third, to payment to the Developer of the Deferred
Development Fee;

		(d) Fourth, to repayment of any amounts due with respect to any Subordinated Loans (including, without limitation, Operating Deficit Loans made under Section 8.09(b)),

		(e) Fifth, to payment of the Partnership Incentive Management Fee currently due, together with any accrued but unpaid Partnership Incentive Management Fee;

		(g) Sixth, to repayment of the Investment Partnership of any Reduction Amount pursuant to Section 5.01(d)(ii) or Credit
Recovery Loan pursuant to Section 5.01(d)(iii); and

		(h) Any balance, 70% to the General Partner and 30% to the Investment Partnership.



11.04  Distributions of Distributable Proceeds from Capital
Transactions and Distributable Proceeds from Refinancings  TC
"Section 11.04  Distributions of Distributable Proceeds from
Capital Transactions and Distributable Proceeds from
Refinancings"\l2  .

	A.	Distributable Proceeds from Capital Transactions and
Distributable Proceeds from Refinancings (other than liquidating distributions pursuant to Section 12.02) shall be distributed in the following order of priority:

		(a)	First, to the payment of any debts and liabilities
(including unpaid fees but excluding any debts, liabilities and/or fees owed to any Partners) and to the establishment of any required reserves;

		(b)	Third, to the payment of any debts and liabilities
(including unpaid fees) owed to the Partners or any Affiliates by the Partnership for Partnership obligations, including the repayment of any Credit Recovery Loans made pursuant to Section
5.01(d)(iii) and the funding of reserves, if any, under Section
8.18; provided, however, that the foregoing debts and liabilities owed to Partners and their Affiliates shall be paid or repaid, as applicable, in the following order of priority if and to the extent applicable:

	(1)	The Deferred Development Fee, if any;

	(2)	The Asset Management Fees currently due, if any,
together with any accrued and unpaid Asset Management Fees;

	(3)	The repayment of the Investment Partnership of any
Reduction Amount pursuant to Section 5.01(d)(ii) together with any accrued or unpaid interest or Credit Recovery Loan pursuant to Section 5.01(d)(iii) together with any accrued or unpaid interest;

	(4)	The Partnership Incentive Management Fee currently due,
if any, together with any accrued and unpaid Partnership
Incentive Management Fee;

	(5)	Subordinated Loans to the General Partner; and

	(6)	Any other such debts and liabilities; provided,
however, that all such other debts and liabilities owed to the Investment Partnership shall be paid prior to any such debts and liabilities owed to the General Partner;

		(d)	then to the Investment Partnership in an amount
equal to its Net Capital Contribution;

		(e)	then to the General Partner in an amount equal to
its Net Capital Contribution;

		(f)	then to each Partner in an amount equal to the
positive balance in such Partner's Capital Account following adjustments made pursuant to this Section 11.04A; and

		(g)	the balance, if any, 70% to the General Partners
and 30% to the Investment Partnership.

	B.	Distributable Proceeds from Capital Transactions and
Distributable Proceeds from Refinancings shall be distributed within 90 days after the end of the fiscal quarter in which such Capital Transaction or Refinancing occurs. Distributions of Distributable Proceeds from Capital Transactions and
Distributable Proceeds from Refinancings to the Partners shall be made only after Capital Accounts have been adjusted to reflect all previous allocations of Taxable Income and Tax losses to the Partners, for distributions of Cash Flow, and for any other distributions of Distributable Proceeds form Capital Transactions or Distributable Proceeds from Refinancings.

	C.	Amounts remaining in the Operating Deficit Reserve at
the time of any of the foregoing distributions shall be utilized by the Partnership to reduce any amounts which remain outstanding under the Development Agreement, and if no such amounts remain outstanding, then such amounts shall be distributed to the General Partner as an incentive fee.

	11.05  Allocations Among Partners  TC "Section 11.05
Allocations Among Partners"\l2  .

	A.	For purposes of determining the Taxable Income (or Tax
Losses) or any other items allocable to any period, Taxable
Income (or Tax Losses) and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partners using any permissible method under Code
Section 706 and the Treasury Regulations thereunder.

	B.	Taxable Income, Tax Losses, and Tax Credits for all
purposes of this Agreement shall be determined in accordance with the accrual accounting method. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations, including allocation of Book Profits and Losses, shall be divided among the Partners in the same proportions as they share Taxable Income, Tax Credits, and Taxable Losses, as the case may be, for such fiscal year.

	C.	In any year in which a Partner sells, assigns or
transfers all or any portion of an Interest to any Person who during such year is admitted as a substitute Partner, the share of all Taxable Income, Tax Losses, and Tax Credits, allocated to and of all Cash Flow and all cash proceeds distributable under
Section 11.04 distributed to, all Partners which is attributable to the Interest sold, assigned or transferred shall be divided between the assignor and the assignee using any one of the following methods as determined by agreement between the assignor and assignee: (i) ratably on the basis of the number of days in such year before, and the number of days on and after, the execution by the assignee of this Agreement, or (ii) by dividing the Partnership fiscal year into two segments, the first segment being the time period in such year before the execution by the assignee of this Agreement and the second segment being the time period in such year beginning on the date of execution of this Agreement, and allocating Taxable Income, Tax Losses, Tax Credits, Cash Flow, and all cash proceeds distributable in each such segment among the persons who were Partners during that segment, or (iii) using such other method as provided by the Code or regulations thereunder.

	D.	In the event that there is a determination that there
is any original issue discount or imputed interest attributable to the Capital Contribution of any Partner, or any loan between a Partner and the Partnership, any income or deduction of the Partnership attributable to such imputed interest or original issue discount on such Capital Contribution or loan (whether stated or unstated) shall be allocated solely to such Partner.

	E.	In the event that the deduction of all or a portion of
any fee paid or incurred by the Partnership to a Partner or an Affiliate of a Partner is disallowed for federal income tax purposes by the Internal Revenue Service with respect to a taxable year of the Partnership, the Partnership shall then allocate to such Partner an amount of gross income of the Partnership for such year equal to the amount of such fee as to which the deduction is disallowed.

	F.	If any Partner's Interest in the Partnership is reduced
but not eliminated because of the admission of new Partners or otherwise, or if any Partner is treated as receiving any items of property described in Section 751(a) of the Code, the Partner's Interest in such items of Section 751(a) property that was property of the Partnership while such Person was a Partner shall not be reduced, but shall be retained by the Partner so long as the Partner has an Interest in the Partnership and so long as the Partnership has an Interest in such property.

	G.	The Partners are aware of the income tax consequences
of the allocations made by this Article XI and hereby agree to be bound by the provisions of this Article XI in reporting their shares of Partnership income and loss for income tax purposes.

	11.06.  Qualified Income Offset  TC "Section 11.06.
Qualified Income Offset"\l2  .

		(i)  Notwithstanding any other provision of this
Article XI, in the event any Partner unexpectedly receives (a) an adjustment to the Capital Account balance of such Partner as described in Section 1.704-1(b)(2)(ii)(d)(4) of the Treasury Regulations, (b) an allocation to such Partner of loss or deduction of the type described in Section 1.704-1(b)(2)(ii)(d)(5) of the Treasury Regulations, or (c) a distribution to such Partner in excess of any offsetting increase in the Partner's Capital Account balance during or prior to the year of distribution, items of Partnership Taxable Income and of income that constitute a credit to such Partner's Capital Account shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations under Code Section 704(b), the Qualified Income Offset Amount (defined in Section 11.06(ii)) created by such adjustments, allocations, or distributions as quickly as possible, provided that an allocation pursuant to this Section 11.06(i) shall be made only if and to the extent that such Partner would have a Qualified Income Offset Amount after all other allocations provided for in this Article have been tentatively made as if this Section 11.06(i) were not in this Agreement.

		(ii) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Tax Losses of the Partnership be allocated to a Partner if such allocation would result in such Partner having a "Qualified Income Offset Amount" (as defined below). As used herein, the term "Qualified Income Offset Amount" for a Partner means the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant fiscal year after giving effect to the following adjustments:
(i) credit to such Capital Account an amount equal to (a) the Partner's Share of Minimum Gain immediately prior to the allocation or distribution and (b) the sum of such Partner's allocable share of any recourse indebtedness of the Partnership as determined under Section 752 of the Code and any unconditional obligation of such Partner to contribute additional amounts to the capital of the Partnership in the future (to the extent not previously taken into account in determining such Partner's share of recourse liabilities of the Partnership) and (ii) debit to such Capital Account the allocations or distributions described in Section 11.06(i) that, as of the end of the taxable year, are reasonably expected to be made to such Partner. All Tax Losses in excess of the limitation set forth in this Section 11.06(ii) shall be allocated to the General Partners.


	11.07. Minimum Gain Allocations  TC "Section 11.07. Minimum
Gain Allocations"\l2  .

	A.	Notwithstanding any other provisions of this Article
XI, if in any year there is a net decrease in the amount of the Partnership's Minimum Gain, each Partner will be allocated items of Taxable Income and gain for such year equal to that Partner's share of the net decrease in Minimum Gain, within the meaning of Treasury Regulation 1.704-2(g)(2), and subject to the exceptions set forth in Treasury Regulation 1.704-2(f).

	Allocations of Taxable Income and gain (hereinafter referred to as a "Minimum Gain Chargeback") required pursuant to this
Section 11.07 shall consist first of gains recognized from the disposition of items of Partnership property subject to one or more nonrecourse liabilities of the Partnership to the extent of the decrease in Minimum Gain attributable to the disposition of such items of property (or if such gains exceed the amount of the Minimum Gain Chargeback required for such taxable year, the Minimum Gain Chargeback shall consist of a proportionate share of each such gain), and the remainder of such Minimum Gain
Chargeback shall consist of a pro-rata portion of the other items of Taxable Income and gain of the Partnership for that year. If the amount of the Minimum Gain Chargeback requirement exceeds the Partnership's Taxable Income and gains for the taxable year, the excess shall carry over to subsequent years.

	B. 	If in any year there is a net decrease (within the
meaning of Treasury Regulations Section 1.704-2(i)(3) in Partner Nonrecourse Debt Minimum Gain, any Partner with a share of that Member Nonrecourse Debt Minimum Gain (determined under Treasury Regulation 1.704-2(i)(5)) as of the beginning of the year shall be allocated items of profits and gains for that year (and if necessary, subsequent years) equal to that Partner's share of the net decrease in Member Nonrecourse Debt Minimum Gain in accordance with Treasury Regulation Section 1.704-2(i)(4).

	Section 11.08 Regulatory Allocations TC "Section 11.08 Regulatory Allocations"\l2 . The allocations set forth in Sections 11.01B, 11.01C, 11.06 and 11.07 (the "Regulatory Allocations") are intended to comply with certain requirements of Treasury Regulation Section 1.704-1(b). It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Taxable Income, Tax Losses and items of income, gain, loss, or deduction pursuant to this
Section 11.08. Therefore, notwithstanding any other provision of this Article (other than the Regulatory Allocations), the General Partners shall make such offsetting special allocations of Taxable Income, Tax Losses, and items of income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all items were allocated pursuant to Sections 11.01A and 11.02. In exercising its discretion under this Section 11.08, the General Partners shall take into account future Regulatory Allocations under Section
11.07 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 11.01B and 11.01C.

	Section 11.09. Partners' Partnership Non-recourse Liabilities TC "Section 11.09. Partners' Partnership Non-recourse Liabilities"\l2 . For purposes of Code Section 752, each Partner's share of Partnership non-recourse liabilities shall be determined in accordance with Treasury Regulation 1.752-3(a) or successor regulation. In this connection, for purposes of determining each Partner's proportionate share of the excess non-recourse liabilities of the Partnership pursuant to Treasury Regulation 1.752-3(a), the Investment Partnership shall have a 99.99% interest in Partnership Taxable Income or profits and the General Partners shall have a .01% interest in Partnership Taxable Income or profits.

	Section 11.10 Tax Allocations: Code Section 704(c) TC "Section 11.10 Tax Allocations: Code Section 704(c)"\l2 . In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section 11.12 hereof).

	In the event the Gross Asset Value of any Partnership prop-erties is adjusted pursuant to Section 11.12 hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

	Any elections or other decisions relating to such allocations shall be made by the General Partners with the Consent of the Limited Partner, in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Book Profits and Losses, other items, or distributions pursuant to any provision of this Agreement.


	11.11.  Tax Matters Partner  TC "11.11.  Tax Matters
Partner"\l2  .

	A.	Sugar Hill Plantation Partners, Inc. is hereby
designated as Tax Matters Partner of the Partnership, and shall engage in such undertakings as are required of the Tax Matters Partner of the Partnership, as provided in regulations pursuant to Section 6231 of the Code. Each Partner, by its execution of this Agreement, Consents to such designation of the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such Consent.

	B.	The Tax Matters Partner is hereby authorized, but not
required:

		(a)	to enter into any settlement with the Internal
Revenue Service or the Secretary with respect to any tax audit or judicial review, in which agreement the Tax Matters Partner may expressly state that such agreement shall bind the other
Partners, except that such settlement agreement shall not bind any Partner who (within the time prescribed pursuant to the Code and regulations thereunder) files a statement with the Secretary providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on behalf of such Partner;

		(b)	in the event that a notice of a final
administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a "final adjustment") is mailed to the Tax Matters Partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Partnership's principal place of business is located, or the United States Claims Court;

		(c)	to intervene in any action brought by any other
Partner for judicial review of a final adjustment;

		(d)	to file a request for an administrative adjustment
with the Internal Revenue Service at any time and, if any part of such request is not allowed by the Internal Revenue Service, to file a petition for judicial review with respect to such request;

		(e)	to enter into an agreement with the Internal
Revenue Service to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

		(f)	to take any other action on behalf of the Partners
or the Partnership in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or regulations.

	C.	The Partnership shall indemnify and reimburse the Tax
Matters Partner for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners. The payment of all such expenses (including any reimbursement of the Tax Matters
Partner for expenses that it may incur under the following sentence) shall be made before any distributions are made or any discretionary reserves are set aside by the General Partners. In the event that funds are not available from the Partnership for such expenses, the General Partners shall have the obligation to provide funds for such purpose. The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner and the provisions on limitations of liability of the General
Partners and indemnification set forth in Section 8.07 of this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.

	11.12.  Capital Accounts  TC "11.12.  Capital Accounts"\l2
 .

	A.	A Capital Account shall be maintained on the books of
the Partnership for each Partner, which shall be (i) credited with its Capital Contributions and the amount of any Partnership liabilities that are assumed by such Partner or that are secured by any Partnership property distributed to such Partner; (ii) credited with its distributive share of Taxable Income and any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Taxable Income;
(iii) charged with its distributive share of Tax Losses and any nondeductible expenditures of the Partnership (including
Syndication Expenses) described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account under this Section 11.12; and (iv) charged with any distributions to it and with the amount of any liabilities of such Partner that are assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

	In the case of property other than cash contributed to the Partnership or distributed to a Partner, each Partner's Capital Account will be credited with the Gross Asset Value of property contributed to the Partnership (net of liabilities assumed by the Partnership and liabilities to which such contributed property is subject) and shall be debited with the cash and the Gross Asset Value of property distributed to it (net of liabilities assumed by such Partner and liabilities to which such distributed property is subject). In the event the Gross Asset Values of Partnership assets are adjusted pursuant to Section 11.12B hereof, the Capital Accounts of all Partners shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Partnership recognized gain or loss equal to the amount of such aggregate net adjustment.

	Upon the sale, exchange or other transfer of an Interest, or the assignment of such Interest to a new Partner, the Capital
Account of the transferor Partner shall carry over to the transferee Partner.

	B.	For purposes of determining and maintaining the
Partners' Capital Accounts, the Gross Asset Value of Partnership assets shall be adjusted as follows:

		(i)	The initial Gross Asset Value of any asset
contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

		(ii)	The Gross Asset Values of all Partnership assets
shall be adjusted to equal their respective gross fair market values, as determined by the General Partners, as of the following times: (a) the acquisition of an additional Interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) upon liquidation of the Partnership, or upon the distribution by the Partnership to a Partner of more than a de minimis amount of money or other
Partnership property to a retiring or continuing Partner as consideration for an Interest in the Partnership; or (c) under generally accepted industry accounting practices, provided substantially all of the Partnership's property (excluding money) consists of stock, securities, commodities, options, warrants, futures, or similar instruments that are readily tradeable on an established securities market; and

		(iii)	If the Gross Asset Value of an asset has been
determined or adjusted pursuant to subsection (i) or (ii) of this
Section 11.12B, such Gross Asset Value shall thereafter be adjusted by the Book Depreciation taken into account with respect to such asset for purposes of computing Book Profits and Losses, as set forth in Section 11.12B.

	C.	For purposes of determining and maintaining the
Partners' Capital Accounts and the computation of Book Profits and Losses only, the following adjustments shall be made to the calculation of Taxable Income and Tax Losses reflected in the Partners' Capital Accounts:

		(i)	Gain or loss resulting from any disposition of
Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

		(ii)	In lieu of the depreciation, amortization, and
other cost recovery deductions taken into account in computing such Taxable Income or Tax Losses, there shall be taken into account Book Depreciation for such fiscal year or other period, computed as hereinafter set forth;

		(iii)	For this purpose, "Book Depreciation" means,
for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Book Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deductions for such year or other period bears to such beginning adjusted tax basis; and

		(iv)	Allocations of Book Profits and Losses among the
Partners shall be made in accordance with the provisions of this
Article XI respecting allocations of Taxable Income and Tax
Losses among the Partners.

	11.13. Authority of General Partner to Vary Allocations to Preserve and Protect Partner's Intent TC "11.13. Authority of
General Partner to Vary Allocations to Preserve and Protect
Partner's Intent"\l2  .

		(a)	It is the intent of the Partners that each
Partner's distributive share of income, gain, loss, deduction, or credit (or item thereof) shall be determined and allocated in accordance with this Article XI to the fullest extent permitted by Section 704(b) of the Code. In order to preserve and protect the determinations and allocations provided for in this Article XI, the General Partner hereby are authorized and directed to allocate income, gain, loss, deduction, or credit (or item thereof) arising in any year differently than otherwise provided for in this Article XI to the extent that allocating income, gain, loss, deduction or credit (or item thereof) in the manner provided for in Article XI would cause the determinations and allocations of each Partner's distributive share of income, gain, loss, deduction, or credit (or item thereof) not to be permitted by Section 704 (b) of the Code and Treasury Regulations promulgated thereunder. Any allocation made pursuant to this
Section 11.13 shall be deemed to be a complete substitute for any allocation otherwise provided for in this Article XI and no amendment of this Agreement or approval of any Partner shall be required.

		(b)	In making any allocation (the "new allocation")
under Section 11.13(a), the General Partner is authorized to act only after having been advised by the Accountants that, under
Section 704(b) of the Code and the Treasury Regulations thereunder, (i) the new allocation is necessary, and (ii) the new allocation is the minimum modification of the allocations otherwise provided for in this Article XI necessary in order to assure that, either in the then current year or in any preceding year, each Partner's distributive share of income, gain, loss, deduction, or credit (or item thereof) is determined and allocated in accordance with this Article XI to the fullest extent permitted by Section 704(b) of the Code and the Treasury
Regulations thereunder.

		(c)	If the General Partner is required by Section
11.13(a) to make any new allocation in a manner less favorable to any Partner than is otherwise provided for in this Article XI, then the General Partner is authorized and directed, only after having been advised by the Accountants that it is permitted by
Section 704(b) of the Code, to allocate income, gain, loss, deduction, or credit (or item thereof) arising in later years in such manner so as to bring the allocations of income, gain, loss, deduction, or credit (or item thereof) to such Partner as nearly as possible to the allocations thereof otherwise contemplated by this Article XI.

		(d)	New allocations made by the General Partner under
Section 11.13(a) and Section 11.13(c) in reliance upon the advice of the Accountants shall be deemed to be made pursuant to the fiduciary obligation of the General Partner to the Partnership and the Limited Partners, and no such allocation shall give rise to any claim or cause of action by any Limited Partner.


                          ARTICLE XII
                 SALE, DISSOLUTION AND LIQUIDATION  TC "ARTICLE
XII - SALE, DISSOLUTION AND LIQUIDATION"\l1

	12.01.  Dissolution of the Partnership  TC "12.01.
Dissolution of the Partnership"\l2 . The Partnership shall be dissolved upon the earlier of the expiration of the term of the Partnership, or upon:

	(a)	subject to Section 6.03, the withdrawal, Bankruptcy,
death, dissolution or adjudication of incompetency of a General
Partner who is at that time the sole General Partner;

	(b)	the sale or other disposition of all or substantially
all of the assets of the Partnership;

	(c)	the election by the General Partner, with the Consent
of BCTC 94, Inc.;

	(d)	the election of BCTC 94, Inc., without the Consent of
the General Partners; or

	(e)	any other event causing the dissolution of the
Partnership under the laws of the State.

	12.02. Winding Up and Distribution TC "12.02. Winding Up and Distribution"\l2 .

	(a)	In the event of dissolution and termination of the
Partnership, a full accounting of the assets and liabilities shall be taken, and the assets shall be distributed in accordance with this Section 12.02 as follows, after taking into account all other allocations and distributions under this Agreement for the Fiscal Year, including, without limitation, the allocations under
Article XI hereof:

		(A)	To the payment of all debts and liabilities of the
Partnership then due (including fees and loans payable to Partners);

		(B)	To the setting up of any reserves that the
Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership; and

		(C)	To the Partners, in an amount equal to the
positive balances in their Capital Accounts.

	If a General Partner has a negative Capital Account balance following the liquidation of the Partnership or of a General Partner's Interest in the Partnership within the meaning of Treasury Regulation Section 1.704-1(b)(ii)(g), excluding from such General Partner's negative Capital Account balance, (a) such General Partner's Share of Minimum Gain, and (b) any other amount that such General Partner is deemed to be obligated to restore to the Partnership under Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or otherwise under the Treasury Regulations promulgated under Code Section 704(b), and after taking into account all Capital Account adjustments (including adjustments arising from the liquidation) for the Partnership taxable year during which such liquidation occurs, other than those made pursuant to this Section, such General Partner shall be unconditionally obligated to restore the amount of such negative Capital Account balance to the Partnership by the end of such taxable year (or, if later, within 90 days after the date of liquidation). Amounts contributed to the Partnership in respect of the General Partner's obligation to restore negative Capital Account balances shall be paid to creditors of the Partnership or distributed to the other Partners in accordance with their positive Capital Account balances, if any, as of the date of liquidation.

		(b)	The Liquidator shall file all certificates and
notices of the dissolution of the Partnership required by law.
The Liquidator shall proceed without any unnecessary delay to sell and otherwise liquidate the Partnership's property and assets; provided, however, that if the Liquidator shall determine that an immediate sale of part or all of the Partnership property would cause undue loss to the Partners, then in order to avoid such loss, the Liquidator may, except to the extent provided by the Act, defer the liquidation as may be necessary to satisfy the debts and liabilities of the Partnership to Persons other than the Partners. Upon the complete liquidation and distribution of the Partnership assets, the Partners shall cease to be Partners of the Partnership, and the Liquidator shall execute, acknowledge and cause to be filed all certificates and notices required by the law to terminate the Partnership.

		(c)	Upon the dissolution of the Partnership pursuant
to Section 12.01, the Accountants shall promptly prepare, and the Liquidator shall furnish to each Partner, a statement setting forth the assets and liabilities of the Partnership upon its dissolution. Promptly following the complete liquidation and distribution of the Partnership property and assets, the Accountants shall prepare, and the Liquidator shall furnish to each Partner, a statement showing the manner in which the Partnership assets were liquidated and distributed.


                           ARTICLE XIII
                  BOOKS AND RECORDS, ACCOUNTING
                       TAX ELECTIONS, ETC.  TC "ARTICLE XIII -
BOOKS AND RECORDS, ACCOUNTING TAX ELECTIONS, ETC."\l1


	13.01. Books and Records TC "13.01. Books and Records"\l2 . The books and records of the Partnership shall be maintained on an accrual basis in accordance with sound federal income tax accounting principles. These and all other records of the Partnership, including information relating to the status of the Apartment Complex, information with respect to the sale by the General Partner or any Affiliate of goods or services to the Partnership, and any information required to be maintained by the Act or any governmental agencies having jurisdiction, shall be kept at the principal office of the Partnership and shall be available for examination there by any Partner, or his duly authorized representative, at any and all reasonable times. Any Partner, or his duly authorized representative, upon paying the costs of collection, duplication and mailing, shall be entitled to a copy of the list of names and addresses of the Limited
Partners and of any of the books and records of the Partnership.
The General Partner shall maintain and store all original tenant files in fire-proof file cabinets in a secure location.
Microfiche or other similar storage technologies may also be used provided that the General Partner obtains the Consent of the Investment Partnership with respect to such alternate storage technology.

	13.02. Bank Accounts TC "13.02. Bank Accounts"\l2 . All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in such banking institutions as the General Partner shall determine, and withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partner may, from time to time, determine. No funds of the Partnership shall be deposited in any financial institution in which any Partner is an officer, director or holder of any proprietary interest.

	13.03. Accountants TC "13.03. Accountants"\l2 . The Accountants shall annually prepare for execution by the General Partner all tax returns of the Partnership, shall annually audit the books of the Partnership, and shall certify, in accordance with generally accepted accounting principles, a balance sheet, a profit and loss statement, and a cash flow statement. With respect to each fiscal year during the Partnership's operations, at such time as the Accountants shall have prepared the proposed tax return for such year, the Accountants shall provide copies of such proposed tax return to the Investment Partnership and to its accountants, Reznick, Fedder & Silverman, of Bethesda, Maryland, for their review and comment. Any comments and/or changes in such proposed tax return reasonably recommended by the Investment Partnership's accountants shall be taken into account and made by the Accountants prior to the completion of such tax return for execution by the General Partner. The Partnership shall reimburse Boston Capital Communications Limited Partnership, an affiliate of the Investment Partnership, for its expenses incurred in causing the Partnership's proposed tax return to be reviewed by the Investment Partnership's accountants, if and to the extent that such review results in material modifications to such proposed tax return. A full detailed statement shall be furnished to all Partners, showing such assets, properties, and net worth and the profits and losses of the Partnership for the preceding fiscal year. All Partners shall have the right and power to examine and copy, at any and all reasonable times, the books, records and accounts of the Partnership.

	13.04.  Reports to Partners  TC "13.04.  Reports to
Partners"\l2  .

		(a)	Within thirty (30) days of the date of Substantial
Completion, the General Partner shall cause to be prepared and distributed to the Investment Partnership, a Credit Basis
Worksheet for each building, and in the form specified by Boston
Capital.

		(b)	By December 1 of each year, the General Partner
shall caused to be prepared and distributed to the Investment
Partnership the projected annual operating budget for the Apartment Complex for the next year.

		(c)	The General Partner shall cause to be prepared and
distributed to all persons who were Partners at any time during a fiscal year of the Partnership:

		(i)	By March 1 of the year after the end of each
fiscal year of the Partnership, (A) an audited financial statement which includes a balance sheet as of the end of such fiscal year and statements of income, Partners' equity, and changes in financial position and a Cash Flow statement, for the year then ended, all of which, except the Cash Flow statement, shall be prepared in accordance with generally accepted accounting principles and accompanied by an auditor's report containing an opinion of the Accountants, and (B) a report of the activities of the Partnership during the period covered by the report. Such report shall set forth distributions to Limited Partners for the period covered thereby and shall separately identify distributions from: (1) Cash Flow from operations during the period, (2) Cash Flow from operations during a prior period which had been held as reserves, (3) proceeds from disposition of the Apartment Complex or any other investments of the Partnership, (4) lease payments on net leases with builders and sellers, and (5) reserves. With respect to any distribution to the Investment Partnership, the report called for shall separately identify distributions from (A) Cash Flow from operations during the period, (B) Cash Flow from operations during a prior period which had been held as reserves, (C) proceeds from disposition of property and investments, (D) lease payments on net leases with builders and sellers, (E) reserves from the gross proceeds of the offering originally obtained from the Investment Partnership, (F) borrowed monies, (G) loans or contributions from the Investment Partnership, and (H) transactions outside of the ordinary course of business with a description thereof. If the Completion Date had not yet occurred as of December 31 in the year which is the subject of the report, then this Section 13.04(a)(i) shall require only the balance sheet for the year then ended.

		(ii)	By February 1 of the year after the end of each
fiscal year of the Partnership, all information necessary for the preparation of the Limited Partners' federal income tax returns, together with a draft of the Partnership's federal income tax return for such fiscal year.

		(iii)	Within thirty (30) days after the end of each
calendar quarter of a fiscal year of the Partnership, a report containing:

			(A)	A balance sheet, which may be unaudited; and

			(B)	a statement of income for the quarter then
ended, which may be unaudited; and

			(C)	A Low Income Housing Credit Monitoring form,
Rent Rolls, Statement of Income and Expenses, Operating Statement and Occupancy Rental Report, all in the form specified by Boston
Capital; and

			(D)	A certification that the Apartment Complex
and its tenants are in compliance with all applicable federal and state laws and regulation; and

			(E)	other pertinent information regarding the
Partnership and its activities during the quarter covered by the report.

	(d)	Within ninety (90) days after the end of each fiscal
year of the Partnership the General Partner shall provide to the Investment Partnership:

  		(i)	A certification by the General Partner that (A)
all Loans payments and taxes and insurance payments with respect to the Apartment Complex are current as of the date of the year-end report, (B) to the best of the General Partner's knowledge and belief there is no default under the Project Documents or this Agreement, or if there is any default, a description thereof, and (C) to the best of the General Partner's knowledge and belief there is no building, health or fire code violation or similar violation of a governmental law, ordinance or regulation against the Apartment Complex or, if there is any violation, a description thereof;

		(ii)	the information specified in Section 13.04(b);

		(iii)	to the extent not previously disclosed in a
report required hereunder a descriptive statement of all transactions during the fiscal year between the Partnership and the General Partner and/or any Affiliates, including the nature of the transaction and the payments involved (including accrued cash or other payments);

		(iv)	a Cash Flow statement; and

		(v)	if required, a copy of the annual report to be
filed with the United States Treasury concerning the status of the Apartment Complex as low income housing and, if required, a certificate to the Agency concerning the same.

	(e)	Upon the written request of the Investment Partnership
for further information with respect to any matter covered in items (a) or (b) above, the General Partner shall utilize its best efforts to furnish such information within thirty (30) days of receipt of such request.

	(f)	Prior to November 1 of each year commencing in 1999,
the General Partner, on behalf of and at the expense of the Partnership, shall send to the Investment Partnership an estimate of the Investment Partnership's share of the Tax Credits, identified by building, and of Taxable Income and Tax Losses of the Partnership for federal income tax purposes for the current fiscal year, all in the form specified by Boston Capital. Such estimate shall be prepared by the General Partner and the Accountants.

	(g)	Within fifteen (15) days after the end of any calendar
month during which

		(i)	there is a material default by the Partnership
under the Project Documents or in payment of any mortgage, taxes, interest or other obligation on secured or unsecured debt,

		(ii)	any reserve has been reduced or terminated by
application of funds therein for purposes materially different from those for which such reserve was established,

		(iii)	the General Partner has received any notice
of a material fact which may substantially affect further distributions, or

		(iv)	any Partner has pledged or collateralized his
Interest in the Partnership, the General Partner shall send the Investment Partnership a detailed report of such event.

	(h)	On or before the Admission Date, the General Partner,
on behalf of the Partnership, shall send to the Investment Partnership a copy of all requests for disbursements or other extensions of credit under the Loans which have been submitted to the Lender prior to the Admission Date. After the Admission
Date, the General Partner, on behalf of the Partnership, shall send to the Investment Partnership, on or before the tenth day of each month, a copy of (i) all reports required by the Agency, filed the previous month and covering the status of project operations and (ii) each request for a disbursement or other extensions of credit under the Loans submitted to the Lender during the previous month. In addition, within thirty (30) days after the occurrence of Substantial Completion, the General
Partner, on behalf of the Partnership, shall prepare and send to the Investment Partnership a Credit Basis Worksheet for each building within the Apartment Complex, in the format provided by Boston Capital. The General Partner shall provide to the
Investment Partnership such other reports from time to time as may be reasonably required by the Investment Partnership with the reasonable consent of the General Partner or by federal or state agencies having jurisdiction.

	(i)	(i)  In the event that the reports or information
provided for in Sections 13.04 (b)(i) and/or 13.04(b)(ii) above are, at any time, not provided within the time period(s) specified in such Sections commencing on the 5th business day following the General Partner's receipt of Notice from the Investment Partnership that it intends to assess liquidated damages the General Partner shall be obligated to pay to the Investment Partnership the sum of $500 per day, as liquidated damages, for each day from the date upon which such reports or information is(are) due pursuant to the provisions of the aforesaid Sections until the date upon which such reports or information is (are) provided.

	(ii)	In the event that the reporting requirements set
forth in any of the above provisions of this Section 13.04 are not met, the Investment Partnership, in its reasonable discretion, may direct the General Partner to dismiss the Accountants, and to designate successor Accountants, subject to the approval of the Investment Partnership; provided, however, that if the General Partner and the Investment Partnership cannot agree on the designation of successor Accountants, the successor Accountants shall be designated by the Investment Partnership in its sole discretion. These costs shall not exceed the average of three bids from qualified Accountants obtained by the General Partner. The Special Limited Partner may change the reporting requirements at any time if required to do so by the Investment Partnership's limited partners to make changes reasonably required to be consistent with industry standards and to make changes reasonably required by the Special Limited Partner to permit it to adequately monitor its investment. The Investment Partnership shall give the General Partner at least sixty (60 ) days' Notice of any material change in the reporting requirements set forth herein.

	13.05. Section 754 Elections TC "13.05. Section 754 Elections"\l2 . In the event of a transfer of all or any part of the Interest of a General Partner or of a Limited Partner, the Partnership may elect, pursuant to Sections 743 and 754 of the Code (or any corresponding provision of succeeding law), to adjust the basis of the Partnership property if, in the opinion of the Special Limited Partner, based upon the advice of the Accountants, such election would be most advantageous to the Investment Partnership. Each Partner agrees to furnish the Partnership with all information necessary to give effect to such election.

	13.06.  Fiscal Year and Accounting Method  TC "13.06.
Fiscal Year and Accounting Method"\l2  .  The fiscal year of the
Partnership shall be the calendar year. All Partnership accounts shall be determined on the accrual basis.

                          ARTICLE XIV
                           AMENDMENTS  TC "ARTICLE XIV -
AMENDMENTS"\l1

	14.01. Proposal and Adoption of Amendments TC "14.01. Proposal and Adoption of Amendments"\l2 . This Agreement may be amended, after giving 20 days' Notice to the Partners hereunder
(a) by the General Partner with the Consent of the Investment Partnership, which Consent (except in the case of any proposed amendment which the Investment Partnership reasonably determines to be adverse to its interests as a Partner) shall not be unreasonably withheld or (b) by the Investment Partnership with the Consent of the General Partner which Consent (except in the case of any proposed amendment which the General Partner reasonably determines to be adverse to its interest as Partner) shall not be unreasonably withheld or delayed. In determining whether or not to give its Consent to an amendment prepared by the Investment Partnership, the General Partner agrees to take into account the investment objectives of the Investment Partnership.

ARTICLE XV
CONSENTS, VOTING AND MEETINGS  TC "ARTICLE XV - CONSENTS, VOTING
AND MEETINGS"\l1

	15.01. Method of Giving Consent TC "15.01. Method of Giving Consent"\l2 . Any Consent required by this Agreement may be given by a written Consent given by the consenting Partner and received by the General Partner at or prior to the doing of the act or thing for which the Consent is solicited.

	15.02. Submissions to Limited Partners TC "15.02. Submissions to Limited Partners"\l2 . The General Partner shall give the Limited Partners Notice of any proposal or other matter required by any provision of this Agreement or by law to be submitted for consideration and approval of the Limited Partners. Such Notice shall include any information required by the relevant provision or by law.

	15.03. Meetings; Submission of Matter for Voting TC "15.03. Meetings; Submission of Matter for Voting"\l2 . Subject to the provisions of Section 10.01, a majority in Interest of the Limited Partners shall have the authority to convene meetings of the Partnership and to submit matters to a vote of the Partners.


                          ARTICLE XVI
                       GENERAL PROVISIONS  TC "ARTICLE XVI -
GENERAL PROVISIONS"\l1

	16.01. Burden and Benefit TC "16.01. Burden and Benefit"\l2 . The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

	16.02.  Applicable Law  TC "16.02.  Applicable Law"\l2  .
This Agreement shall be construed and enforced in accordance with the laws of the State.

	16.03. Counterparts TC "16.03. Counterparts"\l2 . This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

	16.04. Separability of Provisions TC "16.04. Separability of Provisions"\l2 . Each provision of this Agreement shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid.

	16.05. Entire Agreement TC "16.05. Entire Agreement"\l2 . This Agreement and the ancillary agreements executed in connection herewith set forth all (and is intended by all parties to be an integration of all) of the representations, promises, agreements and understandings among the parties hereto with respect to the Partnership, the Partnership business and the property of the Partnership, and there are no representations, promises, agreements or understandings, oral or written, express or implied, among them other than as set forth or incorporated herein.

	16.06. Liability of the Investment Partnership TC "16.06. Liability of the Investment Partnership"\l2 . Notwithstanding anything to the contrary contained herein, neither the Investment Partnership nor any of its partners, general or limited, shall have any personal liability to any of the parties to this Agreement with regard to the representations and covenants extended, or the obligations undertaken, by the Investment Partnership under this Agreement. In the event that the Investment Partnership shall be in default under any of the terms of this Agreement, the sole recourse of any party hereto for any indebtedness due hereunder, or for any damages resulting from any such default by the Investment Partnership, shall be against the capital contributions of the investor limited partners of the Investment Partnership allocated to, and remaining for investment in, the Partnership; provided however, that under no circumstances shall the liability of the Investment Partnership for any such default be in excess of the aggregate of: (a) the amount of Capital Contribution payable by the Investment Partnership to the Partnership, under the terms of this Agreement, at the time of such default, and (b) an amount equal to reasonable attorneys' fees reasonably and necessarily incurred by the General Partner in obtaining payment of any Installment(s) not made by the Investment Partnership when due and payable pursuant to the provisions of this Agreement.

	16.07.  Environmental Protection  TC "16.07.  Environmental
Protection"\l2  .

		(a)	The General Partner represents and warrants that
(i) it has no actual knowledge of any deposit, storage, disposal, burial, discharge, spillage, uncontrolled loss, seepage or filtration of any Hazardous Substances at, upon, under or within the Land or any contiguous real estate, and (ii) it has not caused or permitted to occur, and shall not permit to exist, any condition on the Land which may cause a discharge of any Hazardous Substances at, upon, under or within the Land or on any contiguous real estate.

		(b)	The General Partner further represents and
warrants that neither it nor any of its Affiliates (i) has been, or will be involved in operations at or, near the Land, which operations could lead to (A) the imposition of liability under the Hazardous Waste Laws on the Partnership or on any other subsequent or former owner of the Land or (B) the creation of a lien on the Land under the Hazardous Waste Laws or under any similar laws or regulations; and (ii) has permitted, or will permit, any tenant or occupant of the Apartment Complex to engage in any activity that could impose liability under the Hazardous Waste Laws on such tenant or occupant, on the Land or on any other owner of the Apartment Complex.

		(c)	The General Partner shall comply strictly and in
all respects with the requirements of the Hazardous Waste Laws and related regulations and with all similar laws and regulations.

		(d)	The General Partner, shall at all times indemnify
and hold harmless the Investment Partnership against and from any and all claims, suits, actions, debts, damages, costs, charges, losses, obligations, judgments, and expenses, of any nature whatsoever, suffered or incurred by the Investment Partnership, under or on account of the Hazardous Waste Laws or any similar laws or regulations, including the assertion of any lien thereunder, except for claims, suits, actions, debts, damages, costs, charges, losses, obligations, judgments, or expenses arising from the Investment Partnership's own negligence, misconduct or fraud.

		(e)	For purposes of this Section 16.07, "Hazardous
Substances" means oil, petroleum or chemical liquids or solids, liquid or gaseous products or any hazardous wastes or hazardous substances, as those terms are used in the Hazardous Waste Laws;
and "Hazardous Waste Laws" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and any other federal, state or local law governing Hazardous Substances, as such laws may be amended from time to time.

	16.08.  Notices to the Investment Partnership  TC "16.08.
Notices to the Investment Partnership"\l2 . Any Notice required by the provisions of this Agreement to be given to the Investment
Partnership shall be addressed as follows:


Boston Capital Tax Credit Fund IV, L.P.
c/o Boston Capital Partners, Inc.
One Boston Place
Boston, Massachusetts  02108-4406

ATTN: Steven Spall, Acquisitions

And a copy to:

Hinckley, Allen & Snyder
28 State Street
Boston,  MA  02109

ATTN:  Kristin A. DeKuiper, Esq.

	16.09. Notices to the General Partner TC "16.09. Notices to the General Partners"\l2 . Any Notice required by the provisions of this Agreement to be given to the General Partners shall be addressed as follows:

Sugar Hill Plantation Partners, Inc.
3850 Holcomb Bridge Road
Suite 215
Norcross, Georgia 30092

ATTN:  Michael L. Smith

And a copy to:

Hendrick, Phillips, Schemm & Salzman
1800 Peachtree Center Tower
230 Peachtree Street, NW
Atlanta, Georgia  30303

ATTN:  Neil Schemm, Esq.


	16.10.  Withdrawal of Initial Limited Partner  TC "16.10.
Withdrawal of Initial Limited Partner"\l2 . Scott H. Smith hereby withdraw as the Initial Limited Partner of the Partnership.

	IN WITNESS WHEREOF, the parties have affixed their signatures to this Amended and Restated Agreement of Limited
Partnership of Level Creek Partners, L.P. as of the date first written above.

                       [SIGNATURES BEGIN ON NEXT PAGE



						GENERAL PARTNER:

							Sugar Hill Plantation
Partners, Inc.


________________________		By: /s/ Michael L. Smith
Witness		Michael L. Smith, President

LIMITED PARTNER:

BOSTON CAPITAL TAX CREDIT FUND IV
L.P.

By:  Boston Capital Associates
IV L.P., its General Partner

	By: C&M Associates d/b/a Boston
Capital 	Associates, its general partner


_________________________	   By:/s/ Bonnie Kate Fox
Witness	      Bonnie Kate Fox, as
Attorney-in-Fact of
John P. Manning, Partner

SPECIAL LIMITED PARTNER:

	BCTC 94, Inc.


____________________________ 	By: /s/ Bonnie Kate Fox
Witness	      Bonnie Kate Fox, Attorney-
  	 in-Fact for John P. Manning,
    	 President

	WITHDRAWING INITIAL LIMITED
	PARTNER:
Witness

						/s/Scott H. Smith
Scott H. Smith

Consent and Agreement

	The undersigned hereby executes this Agreement for the sole purpose of agreeing to the provisions of Sections 8.14, 8.15 and
8.16 of the foregoing Amended and Restated Agreement of Limited
Partnership notwithstanding any provision of the Management
Agreement to the contrary.

		SIGNATURE MANAGEMENT CORP.


_________________________	By:_____________________________
Witness	   Name:________________________
   Title:____________________

                             EXHIBIT A

                    Due Diligence Recommendations

                                N/A


                             EXHIBIT B

                        List of Bond Documents


	1.	Certificate from the Mayor of the City of Sugar Hill
approving the issuance of the bonds.
	2.	Notice of Allocation from Georgia Department of
Community Affairs regarding bond volume cap.
	3.	Letter from Housing Authority of the City of Sugar
Hill, Georgia regarding determinations made pursuant to
the Internal Revenue Code with respect to the issuance
of the bonds (See Exhibit B-2).
	4.	Letter dated November 19, 1997 from Georgia Department
of Community Affairs determinations made pursuant to
Section 42(m)(1)(D) of the Internal Revenue Code (see
Exhibit B-1) re: Qualified Allocation Plan.
	5.	Reliance letter from bond counsel authorizing Hinckley,
Allen & Snyder to rely on the opinion of bond counsel in connection with the issuance of the bonds.

                               EXHIBIT B-1

       [Letter dated November 19, 1997 from Georgia Department of
                       Community Affairs re: QAP]


                            EXHIBIT B-2


                   [Letterhead of Issuer of Bonds]


							March ___, 1998


Boston Capital Tax Credit Fund IV L.P.
One Boston Place
Boston, MA  02108-4406

Hinckley, Allen & Snyder
28 State Street
Boston, MA  02109

RE:	Sugar Hill Plantation, Sugar Hill, Georgia

Dear Sir/Madam:

In connection with our issuance of tax exempt bonds (the "Bonds"), the proceeds of which will be loaned (the "Loan") to Level Creek Partners, L.P., a Georgia limited partnership (the "Partnership") for the acquisition and construction of the Sugar Hill Plantation project (the "Project"), located in Sugar Hill, Georgia, to be occupied by low and moderate income tenants who are expected to be eligible for Low Income Housing Tax Credits (the "Tax Credits") under Section 42 of the Internal Revenue Code of 1986 (the "Code"), we have made the following determinations:

1.	Pursuant to Section 42(m)(2)(D) of the Code, we have
determined that, provided all representations by or on behalf of the Partnership made to us and to the Georgia Department of Community Affairs in connection with the Project are true and correct, to the extent required by the Code and as of the date hereof, that the amount of Tax Credits to be allocated to the Project does not exceed the amount necessary for the financial feasibility of the Project and its viability as a qualified low-income housing project throughout the credit period. In making this determination, we have considered those factors set forth in
Section 42(m)(2)(B) of the Code.

2.	In addition, we confirm that (i) interest on the Bonds is
exempt under Section 103 of the Code, (ii) the Bonds have been issued under, and meet the requirements of, the volume cap of
Section 146 of the Code and (iii) the principal payments on the Loan will be applied within a reasonable time to pay or redeem the Bonds.

						                          Sincerely,